The integration and joint share transfer described in this document involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

July 12, 2013

To our shareholders:

Internet Disclosure Items
Relating to the Convocation Notice
for the 37th Ordinary General Meeting of Shareholders

(1)	Iida Home Max Co., Ltd. the 37th term (from May 1, 2012 to April 30, 2013)

Notes to Consolidated Financial Statements

(2)	Matters concerning Agenda Item 2

Details of the financial statements, etc. pertaining to the last fiscal year of HAJIME CONSTRUCTION CO., LTD

Details of the financial statements, etc. pertaining to the last fiscal year of TOUEI HOUSING CORPORATION

Details of the financial statements, etc. pertaining to the last fiscal year of TACT HOME CO., LTD.

Details of the financial statements, etc. pertaining to the last fiscal year of ARNEST ONE CORPORATION

Details of the financial statements, etc. pertaining to the last fiscal year of ID HOME Co., Ltd.

Iida Home Max Co., Ltd.

Matters described above are provided to the shareholders by posting them on our website (http://www.iidasangyo.co.jp) through the Internet pursuant to the applicable laws and regulations and the provision of Article 15 of the Articles of Incorporation.

Iida Home Max Co., Ltd.

The 37th term (from May 1, 2012 to April 30th, 2013)

Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1.	Notes on Significant Items which Serve as Foundations in the Preparation of the Consolidated Financial Statements

(1)	Scope of consolidation

(i)	Number and names of consolidated subsidiaries
Number of consolidated subsidiaries	Five (5)
Names of consolidated subsidiaries	PARADISE RESORT Co., Ltd. Family Life Service Co., Ltd. Oriental Home Co., Ltd. Built Home Co., Ltd. Home Trade Center Co., Ltd.
(Note)
Oriental Home Co., Ltd. and Iida Home Co., Ltd. merged in an absorption-type merger as of September 1, 2012. Oriental Home Co., Ltd. changed its trade name to Oriental Home Co., Ltd. as of March 8, 2013.

(ii)	Non-consolidated subsidiaries
Names of non-consolidated subsidiaries	CYBER CLONE Co., Ltd. and 4 other companies.
Reason for exclusion from scope of consolidation
Non-consolidated subsidiaries have been excluded from the scope of consolidation due to the fact that they are small companies and their total assets, net sales, net income (amount corresponding to equity) and retained earnings (amount corresponding to equity), etc. do not have a significant impact on the consolidated financial statements.

(2)	Application of the equity accounting method

Non-consolidated subsidiaries and affiliates to which the equity accounting method is not applied
Company name
(Non-consolidated subsidiaries)	CYBER CLONE Co., Ltd. and 4 other companies
(Affiliates)	Jutakushinko Co-operative
Reason for non-application of the equity accounting method
Non-consolidated subsidiaries and affiliates to which the equity accounting method is not applied are excluded from the scope of application due to the fact that the net income (amount corresponding to equity) and the retained earnings (amount corresponding to equity), etc. have a minor impact on the consolidated financial statements and are of insignificant importance.

(3)	Fiscal Year of Consolidated Subsidiaries
The last day of the fiscal year for consolidated subsidiaries is the same date as the last day of the consolidated fiscal year of the Company.

(4)	Accounting standards

(i)	Valuation standards and method for significant assets
A.	Securities
Other securities
Securities with a fair value:
Fair value based on the market value, etc. on the last day of the fiscal year (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method.)

	Securities without a fair value:	Cost method using the moving average method

B.	Derivatives:	Market value method
C.	Inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts
Cost method (book value devaluation based on reductions in profitability for values in the balance sheets) using the specific identification method
	Supplies	Cost method based on last purchase cost

(ii)	Depreciation method for significant depreciable assets
A.	Property, plant and equipment	The declining balance method is used.
(excluding lease assets)
However, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998 and property, plant and equipment used at “Enoshima Island Spa.”

Main asset life for buildings and structures: 3-50 years.

B.	Intangible assets	The fixed amount method is used.
	(excluding lease assets)	Please note that the fixed amount method is used for software (for internal use) based on the expected in-house possible period of use (five years).

C.	Lease assets
The lease term is taken as the asset life, and the fixed amount method is used with the residual value set as zero.
Please note that, in finance leases not involving the transfer of ownership, the method for ordinary lease transactions is used for lease assets relating to lease transactions where the starting date of the lease is on or before April 30, 2008.

(iii)	Standards for recording significant allowances
A.	Allowance for doubtful accounts
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables, and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

B.	Provision for bonuses	Booked based on the amount expected to be paid for the fiscal year to provide for the payment of bonuses to employees.
C.	Provision for retirement benefits
Booked based on the expected employment benefits liabilities at the end of the current fiscal year, to provide for the payment of employee retirement benefits.
Actuarial differences are recorded as expenses in the consolidated fiscal year following the year using the straight line method over a certain number of years (three years) within the average remaining period of service for the employee.

D.	Provision for construction warranties	To provide for construction warranty payments, an amount estimated based on historical payments is booked.

(iv)	Standards for recording revenue and costs
Standards for recording percentage of construction completion and cost
The percentage of completion standard (cost-to-cost method is used to estimate the percentage of completion of the work) is applied for performance results that can be recognized as having certainty for the portion completed by the end of the current consolidated fiscal year. The construction completion standard is applied for works such as those with a very short construction schedule.

(v)	Hedge accounting treatment
A.	Hedge accounting	The deferral hedge method is used. For interest swaps, however, the special treatment method is used when the requirements for special treatment are satisfied.
B.	Hedge measures and hedge targets
Hedge measures: interest rate swaps
Hedge targets: interest on loans payable
C.	Hedge policy	The Company enters into interest swap transactions pursuant to internal risk management rules as a means to hedge against interest rate fluctuations.
D	Hedge effectiveness rating method
The cumulative total of market price fluctuations for the hedge measures and hedge targets are compared during the period from the commencement of hedging through the time when effectiveness is determined, and the amounts of fluctuations of both the measures and the targets forms the basis for rating effectiveness. Please note that rating of effectiveness is omitted on the closing date if the requirements for special treatment are satisfied.

(vi)	Period and method for amortization of goodwill
Goodwill is amortized in equal installments during the amortization period (within 20 years).

(vii)	Consumption tax accounting treatment
A.	Tax exclusion method is used.
B.
For consumption taxes not subject to deductions, taxes on fixed assets are recorded in “Other” under “Investments” and “Other assets” using the equal installment method over 5 years, and other consumption tax is recorded as costs in the fiscal year during which it is incurred.

(5)	Significant changes to accounting policies
 (Change to accounting estimates and accounting policies under which it is difficult to classify)

In association with reforms to the Corporation Tax Act, from this consolidated fiscal year the Company and its subsidiaries changed their depreciation and amortization method for fixed assets acquired on and after May 1, 2012 to a method based on the amended Corporation Tax Act.

This change has had a minor impact on the operating income, ordinary income and net income before income taxes for the consolidated fiscal year.

2.	Notes to the Consolidated Balance Sheets
(Unit: thousand yen)
(1)	Property, plant and equipment accumulated depreciation		6,148,623

(2)	(i)	Assets furnished as collateral
		Inventories	12,257,154
		Buildings and structures	4,341,988
		Land	4,050,182
		Total	20,649,325

	(ii)	Assets where the establishment of security interests are reserved
		Inventories	21,823,980

	(iii)	Liabilities regarding (i) and (ii)
		Short-term loans payable	28,230,552
		Long-term loans payable	5,334,058
		Current portion of bonds	150,000
		Bonds	225,000
		Total	33,939,610

In addition to the above collateral, the Company has also carried out collateral assignment of ¥7,587,160 thousand in operating accounts due which are scheduled to be collected in the future (payment of the purchase price by the Housing Finance Agency for Flat 35 Home Loan receivables).  The Company has also pledged ¥3,115,800 thousand worth of insurance claims under the Housing Finance Agency’s Home Loan Insurance as collateral for bridge finance related to Flat 35 Finance and has pledged ¥138,034 thousand worth of cash and ordinary deposits (deposit receivables) as collateral for bridge finance related to Flat 35 Home Loans and Flat 35 Finance. In addition, the Company has pledged ¥1,769,959 thousand worth of trust sales loans in Other under Current assets and ¥5,288 thousand worth of cash and ordinary deposits as collateral for Flat 35 Home Loan (guarantee type).  Secured debt consists of ¥9,076,340 thousand of short-term loans payable related to Flat 35 Finance and ¥3,439,400 thousand of short-term loans payable related to bridge finance for the business.

(3)
With respect to loans payable, the Company has entered into a revolving credit facility agreement with one bank, current account overdraft agreements with seven banks and a loan commitment agreement with one bank. The balance available for drawdown under each agreement as of the end of the current fiscal year is as follows.

(Unit: thousand yen)
Revolving credit facility agreements	7,500,000
Balance of executed loans	4,426,000
Available for drawdown	3,074,000
Current account overdraft agreements	34,549,970
Balance of executed loans	13,757,490
Available for drawdown	20,792,480
Loan commitment agreement	10,000,000
Balance of executed loans	4,691,330
Available for drawdown	5,308,670

3.	Notes to Consolidated Statements of Changes in Shareholders’ Equity

(1)	Issued and outstanding shares and treasury shares
Type of Shares	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	60,000,000	—	—	60,000,000

(2)	Dividends

(i)	Dividends
Resolution	Type of Shares	Total Dividend (thousand yen)	Dividend per Share (yen)	Record Date	Effective Date
Ordinary General Meeting of Shareholders held on July 27, 2012	Common shares	773,233	13	April 30, 2012	July 30, 2012
Meeting of the Board of Directors held on December 11, 2012	Common shares	773,233	13	October 31, 2012	January 10, 2013

(ii)	Dividends with a record date falling within this fiscal year which have an effective date in the following fiscal year
Resolution	Type of Shares	Total Dividend (thousand yen)	Source of Dividends	Dividend per Share (yen)	Record Date	Effective Date
Ordinary General Meeting of Shareholders held on July 30, 2013	Common shares	951,672	Retained earnings	16	April 30, 2013	July 31, 2013

4.	Notes on Financial Instruments

(1)	Status of financial instruments

The Company’s group only uses short-term deposits for the management of funds, and obtains financing in the form of loans from banks and other financial institutions. Derivatives are used to hedge interest rate fluctuation risks and the Company does not conduct speculative trading. Customer credit risk for operating loans and operating accounts due is mitigated by following internal rules relating to credit management. Although investment securities are exposed to the risk of market value fluctuations, they are mainly securities related to business and the market value is monitored quarterly. Funds necessary for the running of the detached housing sales business and condominium sales business are raised through borrowings from banks. Funds for capital investments are raised through the issuance of bonds and borrowings from banks. The Company manages fundraising liquidity risk (the risk that payment cannot be made on the payment date) by means including maintaining immediate liquidity at a certain level, as well as by having its Finance Department prepare and update a financial management plan.
Implementation and management of derivative trading is performed pursuant to internal rules in order to hedge risks.

(2)	Fair value of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference of the values as of April 30, 2012 are as follows.

(Unit: thousand yen)
	Value Recorded in the Consolidated Balance Sheets	Fair Value	Difference
Cash and deposits	40,994,959	40,994,959	—
Operating loans and operating accounts receivable	17,044,383
Allowance for doubtful accounts *1	(12,850)
	17,031,532	17,031,532	—
Investment securities	11,172,239	11,172,239	—
Notes payable-trade, accounts payable and operating accounts payable	16,194,226	16,194,226	—
Short-term loans payable *2	46,681,640	46,681,640	—
Bonds *3	750,000	746,333	(3,666)
Long-term loans payable *2	12,653,790	12,772,022	118,232
*1	Allowances for doubtful receivables individually recorded for operating loans and operating accounts due are deducted.
*2	The current portion of long-term loans payable is deducted from short-term loans payable; the current portion of long-term loans payable is included in long-term loans payable.
*3	Bonds includes the current portion of bonds scheduled.

Note 1	Calculation of the fair value for financial instruments

Cash and deposits
As these are predominantly paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.

Operating loans and operating accounts receivable
Operating loans: are normally paid within a short period and the book value is used, since it is proximate to the fair value as long as the credit standing of the borrower does not undergo a significant change after drawdown. For doubtful receivables, the estimated uncollectible amount is calculated based on the amount recoverable from collateral and guarantees. Therefore, the fair value is used, since it is proximate to the amount calculated by deducting the current estimated uncollectible amount from the amount in the consolidated balance sheets as of the financial closing date.
As operating accounts receivable are paid within a short period, the book value is used because the fair value is almost exactly the same as the book value.

Investment securities
The fair value of securities uses the value at the securities exchange.

Notes and accounts payable trade, accounts payable and operating accounts payable and short-term loans payable
As these are paid within a short period, the book value is used, since the fair value is almost exactly the same as the book value.

Bonds and long-term loans payable
The fair value of bonds and long-term loans payable is calculated by discounting by the expected interest rate, assuming that new loans were taken out for the same total principal and interest.

Note 2
It is recognized that it is highly difficult to determine the value of unlisted shares (¥684,096 thousand in the consolidated balance sheets) because they are not marketable and future cash flows cannot be calculated. Therefore they are not included in “Investment securities.”

5.	Notes to Leased and Other Real Estate

Notes omitted because total value of leased real estate is insignificant

6.	Notes on Per Share Information

(1)	Net assets per share	¥1,059.52
(2)	Net income per share	¥145.44

7.	Significant Subsequent Events

Not applicable

HAJIME CONSTRUCTION CO., LTD.

Financial Statements, etc. for the Most Recent Fiscal Year
(Fiscal Year Ended January 31, 2013)

BUSINESS REPORT
(February 1, 2012 ~ January 31, 2013)

1.	Current State of Business Group
(1)	Business Status in Current Consolidated Fiscal Year
(i)	Business Progress and Results
Although supported by the recovery demand and other factors associated with the Great East Japan Earthquake, Japan’s economy in the current consolidated fiscal year weakened against the backdrop of a slowdown in the global economy starting in Europe. However, the expectations for fiscal easing by the new administration put in office at the end of our fiscal year have led to a recovery in stock prices and other hopeful signs of recovery.
In the real estate industry, continued low interest rates have supported housing loans, and the bottom is firming, but competition from other companies has intensified mainly for properties in the lower price range.
Amid these circumstances, the Company has made every effort to control costs and improve quality, and has focused on providing more customers with high quality housing at an affordable price.
In addition, we acquired JONAN CONSTRUCTION CO., LTD as a subsidiary in an effort to expand the content of our contract construction business and improve profitability.
As a result of these efforts, in the current consolidated fiscal year, the Company recorded sales of ¥278,662 million, operating income of ¥25,679 million, ordinary income of ¥24,940 million and net income of ¥16,182 million.
(Note)	This consolidated fiscal year is the first fiscal year for preparing consolidated financial statements, and as such year-on-year comparisons have been omitted.
Segment performance is as set forth hereunder.
Name of Segment	Amount (million yen)	Content
Building and sales of detached housing	194,290	Units constructed and sold: 7,202 units, ¥184,137 million; land sold : 430 lots, ¥10,152 million
Building and sales of condominiums	38,625	Condominium units: 1,162 units
Contract construction business	44,504	Spec homes: 524 units, ¥5,844 million; additional constructions and options with sales of houses: 3,664 projects, ¥1,434 million; sales from subsidiary: ¥37,224 million
Other	1,242	Provision of services incidental to sales of houses, etc.

(ii)	Capital Investment
i.	Equipment, etc. acquired during the current consolidated fiscal year
No equipment, etc. was acquired during the current consolidated fiscal year.
ii.	Key equipment, etc. scrapped or sold during the current consolidated fiscal year
No key equipment, etc. was scrapped or sold during the current consolidated fiscal year.

(iii)	Financing
Our major demand for financing is for funds to acquire land for business purposes, and although we are creating a self-financing system, at present we procure a portion of our financing in the form of loans from financial institutions.

(iv)	Business Transfers, Absorption-type Company Splits and Incorporation-type Company Splits
Not applicable.

(v)	Business Received by Transfer from Other Companies
Not applicable.

(vi)	Succession of Rights Related to the Business of Another Company or Other Entity by Merger or Absorption-type Company Split
Not applicable.

(vii)	Acquisition or Disposition of Another Company’s Stock, other Equity Interest, Stock Options, etc.
With an effective date of February 1, 2012, the Company acquired the stock of JONAN CONSTRUCTION CO., LTD, and made this company and its subsidiary JONAN FINANCIAL SERVICE CO., LTD subsidiaries of the Company.

(2)	Assets and Earnings in the Three Most Recent Fiscal Years
Classification	43rd Term (Fiscal Year Ended January 31, 2010)	44th Term (Fiscal Year Ended January 31, 2011)	45th Term (Fiscal Year Ended January 31, 2012)	46th Term (Current Consolidated FY) (Fiscal Year Ended January 31, 2013)
Sales (million yen)	200,780	209,758	218,838	278,662
Ordinary income (million yen)	18,054	23,503	19,856	24,940
Net income (million yen)	10,202	13,884	11,615	16,182
Net income per share (yen)	394.29	486.12	406.69	566.57
Total assets (million yen)	97,009	112,848	125,205	185,813
Net assets (million yen)	36,453	47,908	57,247	71,579
Net assets per share (yen)	1,276.30	1,677.35	2,004.30	2,496.30
(Notes)	1.	Fractions of less than one million yen have been rounded off and omitted.
2.
Net income per share is calculated based on the average total number of issued and outstanding shares during the year, and net assets per share are calculated based on the total number of issued and outstanding shares as of the end of the year.

3.	43rd through 45th terms are stated on a non-consolidated basis, and the 46th term is stated on a consolidated basis.

(3)	Parent Company and Key Subsidiaries
(i)	Status of Parent Company
Not applicable.

(ii)	Key Subsidiaries
Company Name	Capital	Percentage of Voting Rights	Content of Primary Business
JONAN CONSTRUCTION CO., LTD	¥100 million	99.9%	Construction contracting, construction and sale of homes, real estate brokering.
(Notes)	1.	Became a subsidiary from February 1, 2012.
2.	The Company’s percentage of voting rights held includes 4.9% which is held indirectly.

(4)	Issues to be Addressed
In the real estate industry, which is the group’s core business, signs of change are showing in the stagnant economy due to policies centering on monetary easing and the establishment of inflation targets. While this is expected to improve the mindset of home buyers, there is tough competition from other companies centering on properties in the lower price range.
Under these circumstances, the Company is focusing its efforts on cutting costs and improving quality, and being more selective in the content of its properties in order to provide high-quality affordable housing to more customers.  We will continue to do everything we can to address the following matters.

(i)	After-sales System
Our aim is to strengthen our inspection system and establish a quality assurance system with a goal of improving quality.  In addition, we will attempt to enhance our after-sales system to handle improvements in performance and longer life of housing, and will create an environment that allows our customer to live with peace of mind.

(ii)	Operation of Stores
We are striving to operate more community-based stores to enable us to better gather information and requests from customers. We will strive to promptly reflect such information and requests in our products so as to provide products that are highly regarded by the market and satisfy our customers.

(iii)	Pricing Policy
In order to provide quality products at lower pricing to more customers, we will endeavor to manage our work and progress, utilize our economies of scale and realize lower costs.

(iv)	Marketing Policy
With regard to the management of the risk of falling real estate prices, the most important aspect is to increase turnover by shortening the business cycles, and we are making efforts to promote such turnover of business cycles.

(v)	Employee Training
We will enhance employee training and education to improve the level of competence in their respective tasks, enforce compliance and strive to nurture responsible employees who understand the Company’s management philosophy.

(5)	Content of Primary Businesses (as of January 31, 2013)
The group’s primary business is the construction and sale of housing.  The detached housing sales business is our core business, and together with this we are pursuing condominium sales, contract construction and other incidental business.  The content is as follows.

Business Content
Detached Housing
We develop and sell high-quality, affordable ready-built housing with land mainly in the major urban areas in the prefectures in the Kanto region, Tokai region, Kinki region, as well as in Fukuoka Prefecture, Miyagi Prefecture and Fukushima Prefecture.
We also subdivide lots for those who wish to purchase only land.

Condominiums	We develop and sell mainly family-type condominiums centering in highly convenient locations in Tokyo, Kanagawa Prefecture, Chiba Prefecture and Saitama Prefecture.
Contract Construction
We have opened showrooms and sales offices in the Kanto region, Fukuoka Prefecture, Osaka, Aichi Prefecture, Miyagi Prefecture and Shizuoka Prefecture.  Using our knowhow of detached housing sales, we construct and sell high-quality affordable homes which are mainly pre-designed homes.
We provide additional construction and option constructions with the sale of houses.
Our subsidiary company constructs and sells custom-made homes with flexibility in the design of the homes.

Other	We earn brokerage fees for propane gas, moving and other services incidental to the sale of houses.

Consolidated Balance Sheets
(as of January 31, 2013)

(Unit: million yen)
Assets		Liabilities
Current assets	173,902	Current liabilities	105,517
Cash and deposits	24,759	Notes payable-trade	11,854
Real estate for sale	39,354	Trust account for payables	7,281
Real estate for sale in process	89,924	Accounts payable for construction contracts	13,959
Costs on uncompleted construction contracts	13,747	Short-term loans payable	50,827
Supplies	31	Current portion of bonds	64
Advances	2,130	Current portion of long-term loans payable	9,346
Prepaid expenses	1,762	Lease obligations	16
Deferred tax assets	1,129	Accounts payable	1,874
Consumption tax receivable	466	Accrued expenses	660
Other	594	Income taxes payable	5,549
Noncurrent assets	11,911	Accrued consumption tax	337
Property, plant and equipment	8,511	Advances received	3,098
Buildings	5,520	Deposits received	369
Structures	549	Unearned revenue	9
Vehicles	372	Provision for bonuses	268
Equipment	941	Noncurrent liabilities	8,716
Accumulated depreciation	(4,714)	Bonds	72
Land	5,737	Long-term loans payable	5,561
Lease assets	58	Lease obligations	45
Construction in process	46	Deferred tax liabilities	45
Intangible assets	294	Provision for retirement benefits	1,458
Software	264	Provision for construction warranties	857
Telephone subscription right	30	Asset retirement obligations	548
Investments and other assets	3,104	Other	128
Investment securities	1,061	Total liabilities	114,234
Investments in capital	6	Net Assets
Long-term loans	274	Shareholders’ equity	71,279
Long-term loans receivable from employees	23	Capital stock	3,298
Claims provable in bankruptcy/rehabilitation, etc.	59	Capital surplus	3,208
Long-term prepaid expenses	22	Retained earnings	64,772
Deferred tax assets	933	Treasury stock	(0)
Lease deposits in trust	937	Total accumulated other comprehensive income	20
Allowance for doubtful accounts	(214)	Valuation difference on available-for-sale securities	20
		Minority interests	279
		Total net assets	71,579
Total assets	185,813	Total liabilities and net assets	185,813
(Note) Amounts are in units of millions of yen with fractional units discarded.

Consolidated Statements of Income
(from February 1, 2012 to January 31, 2013)
(Unit: million yen)
Item	Amount
Net sales		278,662
Cost of sales		227,273
Gross profit		51,389
Selling, general and administrative expenses		25,709
Operating income		25,679
Non-operating income
Interest income	7
Interest on securities	7
Dividends income	2
Penalty income	27
Payment subsidy income	28
Receipt income	5
Other	93	172
Non-operating expenses
Interest expenses	862
Interest on bonds	1
Other	47	911
Ordinary income		24,940
Extraordinary income
Gain on sales of noncurrent assets	34
Gain on negative goodwill incurred	582	617
Extraordinary loss
Loss on retirement of noncurrent assets	23
Impairment loss	58
Loss on sales of stocks of subsidiaries	164	246
Income before income taxes		25,312
Income taxes-current	9,561
Income taxes-deferred	(434)	9,127
Income before minority interests		16,184
Minority interests in income		1
Net income		16,182
(Note) Amounts are in units of million yen with fractional units discarded.

Consolidated Statements of Changes in Shareholders’ Equity
(from February 1, 2012 to January 31, 2013)
(Unit: million yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of current period	3,298	3,208	50,732	(0)	57,238
Changes of items during the period
Dividends from surplus			(2,142)		(2,142)
Net income			16,182		16,182
Purchase of treasury stock				(0)	(0)
Net changes of items other than shareholders’ equity during the period
Total changes of items during the period	-	-	14,040	(0)	14,040
Balance at the end of current period	3,298	3,208	64,772	(0)	71,279

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Total accumulated other comprehensive income	Minority interests	Total net assets
Balance at the beginning of current period	8	8	-	57,247
Changes of items during the period
Dividends from surplus				(2,142)
Net income				16,182
Purchase of treasury stock				(0)
Net changes of items other than shareholders’ equity during the period	12	12	279	291
Total changes of items during the period	12	12	279	14,332
Balance at the end of current period	20	20	279	71,579
(Note) Amounts are in units of million yen with fractional units discarded.

Notes to Consolidated Financial Statements

1.	Notes on Significant Items for Preparation of the Consolidated Financial Statements

(1)	Scope of consolidation

Consolidated subsidiaries
Number of consolidated subsidiaries	Two (2)
Names of major consolidated subsidiaries	JONAN CONSTRUCTION CO., LTD
Change to scope of consolidation
JONAN CONSTRUCTION CO., LTD and JONAN FINANCIAL SERVICE CO., LTD have been included in the scope of consolidation from the current consolidated fiscal year due to acquisition of shares of JONAN CONSTRUCTION CO., LTD

(2)	Application of the equity accounting method

Not applicable

(3)	Consolidated fiscal year

The last day of the fiscal year for consolidated subsidiaries is the same date as the last day of the consolidated fiscal year of the Company.

(4)	Accounting standards

(i)	Valuation standards and method for significant assets
A.	Securities
Other securities
Securities with a fair value:
Fair value based on the market value, etc. on the last day of the fiscal year (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method.)

Securities with no fair value:	Cost method using the moving average method
Held-to-maturity securities	Amortized cost method (straight line method)

B.	Inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts
Cost method (book value devaluation based on reduction of profitability for value in the balance sheets) using the specific identification method

(ii)	Depreciation method for significant depreciable assets
A.	Property, plant and equipment (excluding lease assets)

The declining balance method is used for the Company and its consolidated subsidiaries. However, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.

Main service life Buildings: Structures: Vehicles: Equipment:	10-50 years 10-35 years 2-6 years 3-20 years

B.	Intangible assets (excluding lease assets)
Software (for internal use)	The fixed amount method is used for software for internal use based on the expected in-house possible period of use (five years).
Other intangible assets	The fixed amount method is used for other intangible assets.

C.	Lease assets

Lease assets not involving the transfer of ownership and lease transaction assets
The lease term is taken as the asset life, and the fixed amount method is used with the residual value set as zero.
Please note that, in finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease assets relating to lease transactions where the starting date of the lease is on or before January 31, 2009.

(iii)	Standards for recording significant allowances
A. Allowance for doubtful accounts
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

B. Provision for bonuses	Booked based on the amount expected to be paid for the current consolidated fiscal year to provide for the provision of bonuses to employees.
C. Provision for retirement benefits	Booked based on the expected retirement benefits liabilities at the end of the current consolidated fiscal year, to provide for the payment of employee retirement benefits.
D. Provision for construction warranties
To provide for losses due to defects after the delivery of buildings and warranty service costs, the expected future burden is booked based on an amount estimated using past records such as repair costs for building sold.

(iv)	Standards for recording revenue and costs
The construction completion standard is applied for work with a very short construction schedule. For other works, the percentage of completion standard (cost-to-cost method is used to estimate the percentage of completion of the work) is applied for performance results that can be recognized as having certainty for the portion completed by the end of the current consolidated fiscal year.

(v)	Consumption taxes
Tax exclusion method is used.
However, consumption taxes related to assets not subject to deductions are recorded as costs in the current consolidated fiscal year during which it is incurred.

2.	Notes to Changes to Accounting Policies

Change in depreciation method
In association with reforms to the Corporation Tax Act, from this consolidated fiscal year the depreciation and amortization method for buildings, plants and equipment acquired on and after April 1, 2012 was changed to a method based on the amended Corporation Tax Act. This change had a minor impact on the profit and loss for the consolidated fiscal year.

(Additional information)

Accounting Standard for Accounting Changes and Error Corrections (ASBJ Statement No. 24 announced on December 4, 2009) and the Guidance on Accounting Standard for Accounting Changes and Error Corrections (ASBJ Guidance No. 24 announced on December 4, 2009) apply to accounting changes taking place on or after the beginning of the current consolidated fiscal year and corrections of past errors.

3.	Notes to the Consolidated Balance Sheets
Assets furnished as collateral and secured debt
(i)	Assets furnished as collateral
(Unit: million yen)
Term deposits	40
Real estate for sale	16,806
Real estate for sale in process	41,490
Buildings	1,220
Land	2,458
Total	62,015
The above includes real estate for sale with mortgage registration reserved worth ¥9,812 million and real estate for sale in process worth ¥15,406.
(Unit: million yen)
(ii)	Secured debt
Short-term loans payable	36,137
Current portion of bonds	64
Current portion of long-term loans payable	9,329
Long-term loans payable	5,498
Bonds	72
Total	51,101

In addition to the foregoing, the Company has also deposited ¥634 million for defects in housing sold under the Act on Assurance of Performance of Specified Housing Defect Warranties (investment securities: ¥612 million; lease deposits in trust: ¥22 million) and business security deposits under the Building Lots and Buildings Transaction Business Act (investment securities: ¥235 million; lease deposits in trust: ¥32 million).

4.	Notes to Consolidated Statements of Changes in Shareholders’ Equity

(1)	Types of issued and outstanding shares and numbers of shares (thousand shares)
Type	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	28,562	—	—	28,562

(2)	Types of treasury shares and numbers of shares (thousand shares)
Type	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	0	0	—	0
(Note) Increase in the number of treasury shares is due to the purchase of 23 shares (less than one unit).

(3)	Dividends from surplus
(i)	Amount, etc. of dividends
Resolution	Type	Total Dividend (million yen)	Dividend per Share (yen)	Record Date	Effective Date
March 12, 2012 Meeting of the Board of Directors	Common shares	999	35	January 31, 2012	April 25, 2012
September 10, 2012 Meeting of the Board of Directors	Common shares	1,142	40	July 31, 2012	October 9, 2012

(ii)	Dividends with a record date falling within the current consolidated fiscal year which have an effective date in the following fiscal year
Resolution	Type	Source	Total Dividend (million yen)	Dividend per Share (yen)	Record Date	Effective Date
March 11, 2013 Meeting of the Board of Directors	Common shares	Retained earnings	1,142	40	January 31, 2013	April 24, 2013

5.	Notes on Financial Instruments

(1)	Status of financial instruments

(i)	Policy for treatment of financial instruments
The Company’s group only uses short-term deposits, etc. for the management of finances, and obtains financing in the form of loans from banks for the acquisition of land for business purposes.
(ii)	Details of financial instruments, the risks and risk management system
Investment securities are comprised of national government bonds provided as security deposits and securities or equity contributions related to businesses, and are exposed to the risks of the issuer or the risk of market fluctuations. Securities with a market price have their fair value checked quarterly. For securities without a market value, the Company regularly obtains financial statements or other documents that can be used to ascertain financial standing in order to confirm that there has been no change in the financial status of the counterparty, and monitors the status of holdings on an ongoing basis.
Notes payable-trade, trust account for payables and accounts payable for construction contracts that are trade liabilities have a payment deadline of less than one year and, although they are exposed to liquidity risks at the time of settlement, the Company manages liquidity risks through the timely preparation and updating of a funding plan and maintaining immediate liquidity.
Short-term loans payable, long-term loans payable and bonds are predominantly used to raise funds for the acquisition of land for business purposes. These loans payable and bonds mainly have variable interest rates and are therefore exposed to the risk of interest rate fluctuations. Interest rate fluctuation risk is managed by monitoring whether there are any significant changes in interest rates by preparing monthly interest rate fluctuation reports.
(iii)	Supplementary explanation regarding fair value of financial instruments
The fair value of financial instruments is calculated using the market value, or using reasonable calculations in the case where there is no market value.

(2)	Fair value, etc. of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference of the values as of January 31, 2013 are as follows. Please note that financial instruments that are highly difficult to determine market values are not included.

(Unit: million yen)
		Value Recorded in the Consolidated Balance Sheets	Fair Value	Difference
(1)	Cash and deposits	24,759	24,759	—
(2)	Investment securities
	Other securities	626	626	—
	Held-to-maturity securities	235	237	2
Total assets		25,621	25,624	2
(1)	Notes payable-trade	11,854	11,854	—
(2)	Trust account for payables	7,281	7,281	—
(3)	Accounts payable for construction contracts	13,959	13,959	—
(4)	Short-term loans payable	50,827	50,827	—
(5)	Current portion of bonds	64	64	—
(6)	Current portion of long-term loans payable	9,346	9,349	2
(7)	Income taxes payable	5,549	5,549	—
(8)	Bonds	72	72	—
(9)	Long-term loans payable	5,561	5,553	(7)
Total liabilities		104,514	104,509	(5)
Note 1.               Calculation of financial instrument fair value
Assets
(1) Cash and deposits
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(2) Investment securities
The value on the securities exchange is used for the fair value of shares. The fair value of bonds is evaluated using the statistical data indicated by the Japan Securities Dealers Association.

Liabilities
(1) Notes payable-trade, (2) Trust account for payables, (3) Accounts payable for construction contracts, (4) Short-term loans payable and (7) Income taxes payable
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(5) Current portion of bonds, (6) Current portion of long-term loans payable and (8) Bonds
As those with variable interest rates reflect market interest rates in the short term, the book value is regarded as almost exactly the same as the fair value, and therefore the book value is used.
(9) Long-term loans payable
As those with variable interest rates reflect market interest rates in the short term, the book value is regarded as being almost exactly the same as the fair value, and therefore the book value is used. For those with fixed interest rates, fair value is calculated by discounting by the expected interest rate, assuming that new loans were taken out for the same total principal and interest.

Note 2.               Financial instruments for which it is highly difficult to determine a fair value
Classification	Value Recorded in the Consolidated Balance Sheets (million yen)
Unlisted shares	199
These are not included in (2) “Investment securities” above because they have no market value, future cash flows cannot be calculated and are highly difficult to determine fair values.

Note 3.               Scheduled redemption amounts after closing for monetary claims and investment securities with maturity dates
(Unit: million yen)
	Within One Year	More than One Year and Less than Five Years	More than Five Years and Less than Ten Years	More than Ten Years
Cash and deposits	21,899	2,500	360	—
Investment securities Other securities with a maturity date (national government bonds)	—	—	—	610
Held-to-maturity securities	—	—	—	235

Note 4.               Scheduled redemption amount after closing for bonds and long-term loans payable

(Unit: million yen)
	Within One Year	More than One Year and Less than Two Years	More than Two Years and Less than Three Years	More than Three Years and Less than Four Years	More than Four Years and Less than Five Years	More than Five Years
Bonds	64	72	—	—	—	—
Long-term loans payable	9,346	5,400	100	48	10	1
Total	9,410	5,472	100	48	10	1

6.	Notes on Real Estate for Lease
Notes omitted because total value of real estate for lease is insignificant.

7.	Notes on Per Share Information

(1)	Net assets per share	¥2,496.30
(2)	Net income per share	¥566.57

8.	Significant Subsequent Events

Not applicable

9.	Other Notes

Not applicable

TOUEI HOUSING CORPORATION

Financial Statements, etc. for the Most Recent Fiscal Year
(Fiscal Year Ended January 31, 2013)

BUSINESS REPORT
(February 1, 2012 ~ January 31, 2013)

1.	Current State of Business Group
(1)	Business Progress and Results
Amid the lingering effects of the Great East Japan Earthquake, in the current consolidated fiscal year Japan’s economy posted a partial recovery in production and corporate earnings on against the backdrop of demand for reconstruction projects. Despite this, an overall sense of uncertainty persisted due to the appreciation of the yen and low stock prices. The change of government leadership at the end of the year, however, gave rise to expectations for the economic policies implemented by the administration paving the way for a weaker yen and higher stock prices, and hopes are rising for the economy to recover and move away from deflation.  Nonetheless, there is still the risk that downturns in overseas economies and uncertainty concerning employment and wages could push the economy down. Uncertainty concerning future consumption persists also due to policies for higher taxes and the movements to increase insurance contributions.
Our group’s core real estate industry is being affected by the uncertainty over consumption, but backed by the residential eco-point system, low interest rate policies and various other policies promoting home ownership, while at a low level we have increased the number of new home construction projects for the third continuous year. Additionally, it seems that falling land prices have bottomed out and the economy is becoming more stable.  The Outline of the 2013 Tax Reforms released in January of this year contained policies for extending and expanding tax reductions for home loans, and the market is expected to become increasingly active in the future, while a market oversupply is developing and inventory risks are intensifying.
Taking into account this market environment, in the group’s core detached housing business, we focused on (i) balancing procurement, construction projects and sales in an effort to maintain a proper inventory turnover rate and inventory levels, (ii) improving our product appeal by adopting standard specifications for “Long-term Quality Housing” certified housing, acquiring housing performance assessments on all homes, installing residential solar panels and the like, and (iii) developing areas by opening new stores in the Tokai region, Kansai region and the greater Tokyo area, as well as strengthening our human resources, in order to build a stable business base and expand operations.
As a result of these efforts, in the current consolidated fiscal year, sales largely reached the forecast level, but despite posting a slight recovery recently, profits were affected by the increasingly competitive land purchases at the start of the year and market sentiment concerning oversupply, and failed to meet expectations at all levels.
Selling, general and administrative expenses were largely maintained at the forecast level, and fiscally, we were able to reduce financing expenses by carrying out fiscal activities in line with fundamental policies for best financing.
Based on the foregoing, in the current consolidated fiscal year, the Company recorded sales of 112,820 million yen (up 9.6% year-on-year), operating income of 6,905 million yen (down 1.9% year-on-year), ordinary income of 6,328 million yen (up 1.7% year-on-year), and current net income of 3,661 million yen (down 6.2% year-on-year).
Segment performance is as follows.

(i)           Real Estate Sales Business
In detached housing, an increase of 388 units over the number of homes sold in the previous consolidated fiscal year led to sales of 107,399 million yen (up 13.1% year-on-year) for detached housing.  The Company recorded land related sales of 935 million yen (down 37.1% year-on-year), sales of homes with construction riders of 1,115 million yen (down 63.9 year-on-year), and sales related to peripheral business to real estate sales were 229 million yen (down 5.0% year-on-year).  As such, the real estate sales business recorded overall sales totaling 109,680 million yen (up 9.9% year-on-year).
(ii)           Construction Contracting Business
The construction contracting business recorded sales of 2,783 million yen (down 3.1% year-on-year).
(iii)           Real Estate Leasing Business
The real estate leasing business recorded sales of 357 million yen (up 7.2% year-on-year).

(2)           Capital Investment
Capital investment totaled 707 million yen in the current consolidated fiscal year. This capital expenditure primarily focused on the opening of new stores and moving offices. Other significant expenditures arose from construction of a life-sized “Shuraku Plaza Hino” model, construction of detached housing for lease, the rebuilding of core systems, and the acquisition of lease and welfare apartments.

(3)           Current Status of Financing
Approximately 24,059 million yen in term loan agreements with commitment terms and overdraft agreements have been executed.

(4)           Changes in Assets and Earnings
Classification	59th Term (Fiscal year ended January 31, /2010)	60th Term (Fiscal year ended January 31, 2011)	61st Term (Fiscal year ended January 31, 2012)	62nd Term (Current Consolidated FY) (Fiscal year ended January 31, 2013)
Sales (million yen)	80,775	91,535	102,973	112,820
Ordinary income (million yen)	2,137	7,971	6,225	6,328
Net income (million yen)	3,374	6,797	3,904	3,661
Net income per share (yen)	125.32	252.49	144.99	135.87
Total assets (million yen)	60,627	74,226	79,774	87,484
Net assets (million yen)	27,360	33,396	35,680	38,486
Net assets per share (million yen)	1,016.23	1,239.85	1,323.50	1,426.00
(Note)	Conditions for the 62nd Term (current consolidated fiscal year) are as set forth in Section “(1) Business Progress and Results”.

(5)	Key Subsidiaries Companies
Company Name	Capital	Percentage of Voting Rights	Content of Primary Business
T・J Home Service Corporation	¥50 million	100.00%	Home routine inspections, after services and remodeling

(6)	Issues to be Addressed
In the group’s core real estate and home markets, expectations are increasing for an upturn in business brought on by the effects of the various economic policies launched by the new administration. An upsurge in demand is also expected prior to the increase of the consumption tax rate. Against the backdrop of low wages, employment instability, and the global economic slowdown caused by the economies of Europe and Asia, there are fears concerning the uncertainty surrounding Japan’s economy, higher material costs brought on by the weaker yen, and higher land acquisition prices brought on by increased competition.  Amid these circumstances, the Company will continue to follow its mid-term management plan to expand its business to regions outside metropolitan areas, expand the scale of its business by aggressively entering new business fields, and strive to diversify its risks.  In addition to the standard specifications for long-term quality housing, we will increase the number of homes equipped with solar panels and will build an income structure to ensure a certain rate of profits by providing high value added housing that takes the environment into consideration.
Amid this environment, with the goal of “Building an Internal Control System Capable of Addressing Business Opportunities and Risks”, under the platforms of “Expanding Customer Value”, “Maintaining a Sound Business Growth Model”, “Investing in Future Business Value”, and “Further Cutting Costs”, we will advance business based on the following strategies in an effort to expand our market share and maximize profits by making the most of our existing management resources.
(i)           Fundamental Policy
In a deflationary economy, we are making efforts to achieve an appropriate inventory balance and sound financial structure to improve the Company’s earning power as a whole. We aim to do this by exploiting a high turnover business model through an uniform structure and by providing affordable and high quality detached housing targeting the middle class, based on business domains that generate a stronger driving force than before.
(ii)           Product Concept
In addition to “safe and secure” long-term quality housing which is based on the Company’s strength of providing housing demonstrating high-quality performance, we expect to realize “further improvements in living satisfaction” through a product plan that is conscious of diverse lifestyles, such as a plan to increase the number of properties with solar panels.  In addition, by maximizing our strengths of “obtaining housing performance assessments for all properties”, “introducing long-term quality housing standards” and an “after service system once moved in”, we are also making efforts to improve the recognition of the “Blooming Garden” brand and are attempting to improve the name recognition and to further differentiate the “TOUEI HOUSING” brand name.

(iii)           Area Strategies
In the greater Tokyo area (Tokyo, Kanagawa, Saitama and Chiba) where there is a large population inflow and which accounts for approximately 50% of all housing projects nationwide, we are making efforts to develop business by opening new community-based stores in the suburban area around National Road No. 19, where there is strong demand from first time buyers that are our potential key customers. We are also targeting an increase in the number of units sold in this area.  As our medium-term growth strategy, we will attempt to advance into other areas considered to be desirable in the market.
(iv)           Procurement Strategies
We attach great importance to the rate of inventory turnover, and are focusing on small lot properties in an attempt to become more discriminating in our site selection. We are also conducting studies utilizing more objective market price data in order to acquire carefully selected lots.
(v)           Cost Strategies
With regard to fluctuations in material costs, we will make efforts to continue to cut costs while maintaining high quality standards by centralizing purchasing using our economies of scale, maintaining the cost competitiveness of our products, and improving profitability by exploiting our expertise in splitting orders, reviewing our construction standards, technology standards and design standards and engaging in thorough cost cutting.
(vi)           Market Strategies
We will strive to close the sales at an early stage by being flexible with price adjustments where a set term has lapsed and by shortening the time prior to the construction start date, and will continue to strive to increase the inventory turnover rate.
We were the industry leader in our decision to introduce Long-term Quality Housing Standards in new detached housing sales that started in February 2011, and we have supplied “housing with solar panels” in new detached housing home sales from September 2012. We will continue to strive to improve our competitiveness and actively create demand by maximizing the performance and design appeal of our detached housing.
(vii)          Securing Financing
We recognize that strengthening our ability to obtain financing is critical to pursuing our group’s core real estate business.  Our fundraising consists of project financing to raise capital for the acquisition of commercial land and similar projects, and must be agile and stable.  At present, we are seeking to stabilize financing by creating a system to facilitate smooth transactions with financial institutions. We maintain certain levels of cash deposits, and in the future we will make efforts to secure financing tailored to our business plan and the business environment.

(viii)         New Business Efforts
In an effort to accommodate changes in the environment surrounding the housing market, we have used our know-how in our main business to pursue construction contracting business. We will acquire new customers and grow this into a core business.
We are actively developing the detached housing lease management system “TOHMAS” which offers the resolution of a variety of concerns harbored by the owners of real estate, such as the utilization of narrow parcels of land, taxes, property management and after services, and offers the versatile utilization of land which allows for stable returns. We are also actively developing the “SHUKURA” series: a new style of custom-made detached housing, which is a concept based on “shumi (hobbies) and kurashi (living)” that meets the needs of residents with diverse lifestyles.
In addition, we have utilized a model house in a comprehensive home show (Tachikawa City) held in April 2011 and other life-sized models (Hino City) to strengthen individual housing orders.
(ix)           Group Strategies and Adjustment and Expansion of Business Fields
In an effort to develop efficient business, we have generally classified our diverse business as “New Construction” and “Existing Homes”, and further divided these into “stable”, “growth” and “investment” to clearly define the business fields.  With this, we have attempted to make our business cycles more efficient and to maximize the synergy between businesses and groups.
Our consolidated subsidiary T・J Home Service Corporation has focused on expanding after-sales maintenance and expanding stock business through housing remodeling and other means.

We thank all of our shareholders for their assistance in the past, and ask for your continued attention and understanding with respect to the Company’s group.

(7)           Major Business Segment of the Business Group (as of January 31, 2013)
Business Segment	Description of Business
Real Estate Sales Business	Sale of housing, etc. Routine inspections and after services, etc. for housing sold
Construction Contracting Business	Contract for construction of pre-designed homes, etc.
Real Estate Leasing Business	Leasing of real estate, such as rental housing, held by the Company

Consolidated Balance Sheets
(as of January 31, 2013)

(Unit: million yen)
Assets		Liabilities
Item	Amount	Item	Amount
Current assets	73,821	Current liabilities	47,349
Cash and deposits	12,750	Notes and operating accounts payable - trade	12,279
Notes and accounts receivable-trade	71	Short-term loans payable	31,819
Real estate for sale	16,912	Current portion of long-term loans payable	375
Real estate for sale in process	37,588	Income taxes payable	1,547
Costs on uncompleted construction contracts	5,557	Provision for bonuses	55
Raw materials and supplies	17	Other	1,273
Advances	559	Noncurrent liabilities	1,647
Deferred tax assets	169	Long-term loans payable	688
Other	192	Provision for retirement benefits	549
Noncurrent assets	13,662	Provision for construction warranties	261
Property, plant and equipment	12,173	Other	148
Buildings	3,594	Total liabilities	48,997
Land	8,473	Net Assets
Other	105	Shareholders’ equity	38,102
Intangible assets	174	Capital stock	7,818
Software	122	Capital surplus	8,109
Software in process	41	Retained earnings	22,215
Other	9	Treasury stock	(41)
Investments and other assets	1,315	Total accumulated other comprehensive income	330
Investment securities	788	Valuation difference on available-for-sale securities	330
Deferred tax assets	214	Subscription rights to shares	54
Other	339
Allowance for doubtful accounts	(27)	Total net assets	38,486
Total assets	87,484	Total liabilities and net assets	87,484
(Note) Amounts are in units of millions of yen with fractional units discarded.

Consolidated Statements of Income
(from February 1, 2012 to January 31, 2013)
(Unit: million yen)
Item	Amount
Net sales		112,820
Cost of sales		96,892
Gross profit		15,928
Selling, general and administrative expenses		9,023
Operating income		6,905
Non-operating income
Interest income	1
Dividends income	23
Insurance income	9
House rent income	10
Subsidy income	4
Other	8	58
Non-operating expenses
Interest expenses	455
Borrowing expenses	133
Other	46	635
Ordinary income		6,328
Extraordinary income
Gain on sales of noncurrent assets	0	0
Extraordinary loss
Loss on sales of noncurrent assets	6
Impairment loss	0	7
Income before income taxes		6,321
Income taxes-current	2,618
Income taxes-deferred	41	2,660
Income before minority interests		3,661
Net income		3,661
(Note) Amounts are in units of million yen with fractional units discarded.

Consolidated Statements of Changes in Shareholders’ Equity
(from February 1, 2012 to January 31, 2013)

(Unit: million yen)
	Shareholders’ equity					Accumulated other comprehensive income
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity	Valuation difference on available-for-sale securities	Subscription rights to shares	Total net assets
Balance at the beginning of current period	7,811	8,103	19,577	(40)	35,451	188	40	35,680
Changes of items during the period
Issuance of new shares (exercise of Subscription rights to shares)	6	6			13			13
Dividends from surplus			(1,023)		(1,023)			(1,023)
Net income			3,661		3,661			3,661
Purchase of treasury stock				(0)	(0)			(0)
Net changes of items other than shareholders’ equity during the period						141	13	155
Total changes of items during the period	6	6	2,637	(0)	2,650	141	13	2,806
Balance at the end of current period	7,818	8,109	22,215	(41)	38,102	330	54	38,486
(Note) Amounts are in units of million yen with fractional units discarded.

Notes to Consolidated Financial Statements

Notes, etc. on Significant Items for Preparation of the Consolidated Financial Statements

1.	Scope of consolidation

(1)	Status of consolidated subsidiaries
Number of consolidated subsidiaries	One (1)
Name of consolidated subsidiaries	T・J Home Service Corporation

(2)	Status of non-consolidated subsidiaries
Not applicable

2.	Application of the equity accounting method

Status of affiliated companies to which the equity accounting method is not applied
Company name	Jutakushinko Co-operative

The affiliated company to which the equity accounting method is not applied (Jutakushinko Co-operative) is excluded from the scope of application due to the fact that the net income (loss) and the retained earnings, etc. have a minor impact on the consolidated financial statements and is of insignificant importance.

3.	Consolidated fiscal year, etc.
The last day of the fiscal year for consolidated subsidiaries is the same date as the closing date of the consolidated fiscal year of the Company.

4.	Accounting standards

(1)	Valuation standards and method for significant assets
(i)	Securities
Other securities
Securities with a fair value:
Fair value based on the market value, etc. on the closing date of the consolidated fiscal year (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method)

Securities with no fair value:	Cost method using the moving average method

(ii)	Inventories
Inventories held for sale in the ordinary course of business
Cost method (book value devaluation based on reduction of profitability for value in the consolidated balance sheets)
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts:	Specific identification method
Raw materials:	Progressive average inventory method
Supplies:	Cost method based on last purchase cost

(2)	Depreciation method for significant depreciable assets

(i) Property, plant and equipment	The declining balance method is used.
(excluding lease assets)	However, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
Main service life Buildings: 3-50 years

(ii) Intangible assets	The fixed amount method is used.
(excluding lease assets)	Please note that the fixed amount method is used for software for internal use based on the in-house possible period of use (five years).

(iii) Lease assets	The fixed amount method is used.

With respect to finance leases not involving the transfer of ownership, the lease term is taken as the service life, and the fixed amount method is used with the residual value set as zero.
Please note that, in finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease assets relating to lease transactions where the starting date of the lease is on or before January 31, 1999.

(iv) Long-term prepaid expenses	The fixed amount method is used.

(3)	Standards for recording significant allowances
(i) Allowance for doubtful accounts
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

(ii) Provision for bonuses	Booked based on the amount expected to be paid for the current consolidated fiscal year to provide for the payment of bonuses to employees.
(iii) Provision for retirement benefits
To provide for the payment of employee retirement benefits, the amount deemed as arising at the balance sheet date is booked based on the expected employment benefits liabilities at the end of the current consolidated fiscal year.
Actuarial differences are recorded as expenses in the consolidated fiscal year following the year using the straight line method over a certain number of years (seven years) within the employee’s average remaining period of service in the year in which the liabilities arise.

(iv) Provision for construction warranties	To provide for construction warranty payments, an amount estimated based on historical payments is booked.

(4)	Standards for recording significant revenue and cost
Net sales of completed construction contracts and cost of sales of completed construction contracts
The completed contract method has been applied to construction contracts with a short construction period and the percentage of completion method (the rate of completion is estimated by the cost-to-cost method) has been applied to the other construction where the outcome of the construction activity progressed up to the end of the current consolidated fiscal year is deemed certain.

(5)	Consumption tax, etc.
(i)	Tax exclusion method is used.
(ii)
For consumption tax, etc. not subject to deductions, tax on noncurrent assets is recorded in “Other” under “Investments and other assets” and is depreciated over five years using the equal installment method, and other consumption tax, etc. is recorded as costs in the consolidated fiscal year during which it is incurred.

5.	Significant changes to accounting policies
(Application of the Accounting Standard for Net Income per Share)
Effective in the current consolidated fiscal year, the Company adopted the Accounting Standard for Earnings Per Share (ASBJ Statement No. 2 of June 30, 2010), Guidance on Accounting Standard for Earnings Per Share (ASBJ Guidance No. 4 of June 30, 2010) and Practical Solution on Accounting for Earnings Per Share (ASBJ PITF No. 9 of June 30, 2010).
As a result, the calculation of diluted net income per share includes proceeds from exercise of stock options and the fair value of stock options that are related to services to be rendered to the Company in the future.

6.	Accounting standards, etc. not applicable
(1)	Tentative Audit Treatment for Depreciation (Auditing and Assurance Practice Committee Statement No. 81 of February 14, 2012)
(i)	Overview
In order to respond to the change in depreciation rate of the declining balance method for depreciable assets under the “Act for Partial Amendment of the Income Tax Act, etc. for the Purpose of Creating a Taxation System Responding to Changes in Socio-Economic Structures” (Act No. 114 of 2011) (the “2011 Tax Amendment”), revisions were made, such as addition of the “Audit Treatment Relating to the 2011 Tax Amendment”.
(ii)	Planned date of application
The accounting standard will be applied from the beginning of the consolidated fiscal year starting on or after February 1, 2013.
(iii)	Impact of applying the accounting standard, etc.
The impact of applying these accounting standards on the consolidated financial statements when they are prepared is currently under review.

(2)	Accounting Standard for Retirement Benefits (ASBJ No. 26 of May 17, 2012) and Guidance on Accounting Standard for Retirement Benefits (ASBJ Guidance No. 25 of May 17, 2012)
(i)	Overview
The method of recording actuarial differences and prior service costs has been changed to a method of recording the amount that shows the state of reserves as a liability or asset by recognizing these items after making an adjustment to the tax effect in net assets in consolidated balance sheets.  For the period attribution method of the projected amount of retirement benefits, it has become possible to apply the attribution based on benefit formula as well as the fixed amount per period standard, and the method of calculating the discount rate has been revised.

(ii)	Planned date of application
These accounting standards will be applied to consolidated financial statements pertaining to the end of the fiscal year ending January 31, 2015.  However, the revision of the period attribution method of the projected amount of retirement benefits will be applied from the beginning of the fiscal year ending January 31, 2016.  As the transitional treatment is set forth in the accounting standards, they will not be applied retroactively to consolidated financial statements in prior periods.
(iii)	Impact of applying the accounting standard, etc.
The impact of applying these accounting standards on the consolidated financial statements when they are prepared is currently under review.

7.	Additional information
Accounting Standard for Accounting Changes and Error Corrections (ASBJ Statement No. 24 of December 4, 2009) and the Guidance on Accounting Standard for Accounting Changes and Error Corrections (ASBJ Guidance No. 24 of December 4, 2009) apply to accounting changes taking place on or after the beginning of the current consolidated fiscal year and corrections of past errors.

Notes to the Consolidated Balance Sheets
		(Unit: million yen)
1.	Property, plant and equipment accumulated depreciation	1,867

2.	Assets furnished as collateral	(Unit: million yen)
	Real estate for sale (land)	9,725
	Real estate for sale in process	28,698
	Buildings	1,900
	Land	1,989
	Structures, etc. (included in “Other” of property, plant and equipment)	6
	Total	42,320
	In addition to the above, there is real estate for sale (buildings) of ¥4,379 million where the establishment of a security interest is reserved.

	Liabilities regarding the above	(Unit: million yen)
	Short-term loans payable	31,819
	Current portion of long-term loans payable	375
	Long-term loans payable	688
	Total	32,883

3.	Commitment agreements and overdraft agreements

The Company has executed commitment agreements and overdraft agreements with respect to loans. The balance of unexecuted loans at the end of the current consolidated financial year based on these agreements is as follows:

		(Unit: million yen)
	Overdrafts	5,672
	Commitment	18,387
	Balance of executed loans	18,562
	Balance of unexecuted loans	5,497

Notes to the Consolidated Statements of Income

Ending inventories represent the amount after inventory write-down due to the decline of profitability, and the following loss on valuation of inventories is included in the cost of sales.
Loss on valuation of inventories                                                                                ¥35 million

Notes to Consolidated Statements of Changes in Net Assets

1.	Issued and outstanding shares

(Unit: shares)
Class	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Issued shares
Common shares (Note)	26,942,956	23,000	—	26,965,956
Total	26,942,956	23,000	—	26,965,956

(Note)	An increase of 23,000 common shares is due to the exercise of subscription rights to shares.

2.	Dividends

(1)	Dividends
The ordinary general meeting of shareholders held on April 24, 2012 resolved as follows.
•	Type of shares	Common shares
•	Total dividend	¥511 million
•	Dividend per share	¥19
•	Record date	January 31, 2012
•	Effective date	April 25, 2012

The board of directors meeting held on September 3, 2012 resolved as follows.

•	Type of shares	Common shares
•	Total dividend	¥512 million
•	Dividend per share	¥19
•	Record date	July 31, 2012
•	Effective date	September 28, 2012

(2)	Dividends with a record date falling within the current consolidated fiscal year which have an effective date in the following fiscal year
The following was raised at the 62nd ordinary general meeting of shareholders held on April 25, 2013.
•	Type of shares	Common shares
•	Total dividend	¥512 million
•	Dividend per share	¥19
•	Source of the dividend	Retained earnings
•	Record date	January 31, 2013
•	Effective date	April 26, 2013

3.	Number of shares that are expected to become subscription rights to shares to be issued at the end of the current consolidated fiscal year.
Common shares                                    121,200 shares

Notes on Financial Instruments

1.	Status of financial instruments

(1)	Policy for treatment of financial instruments
The Company’s group procures necessary funds such as funds to mainly conduct real estate sale business and working capital through loans from banks. The Company’s group limits the means of fund management to deposit with banks.

(2)	Details of financial instruments and the risks
Investment securities are exposed to the risks of the market fluctuations, and as those securities are mainly the shares of the companies that have business relationships with the Company’s group or the investments in those companies, the Company’s group has a system to periodically check the market prices of those securities.

Notes and operating accounts payable-trade, which are operating obligations, have a payment deadline of less than one year.

Short-term loans payable are procured through bank loans mainly for the purpose of conducting real estate sale business.

(3)	Risk management system for financial instruments
With respect to loans payable, the Financial Department prepares and updates cash management plans based on the reports from business divisions, as well as manages liquidation risks through maintaining liquidity in hand.

(4)	Supplementary explanation regarding fair value of financial instruments
The fair value of financial instruments includes the value based on market value or if there is no market value, a reasonably calculated value. As variable factors are included in calculating that value, that value may change as a result of using different assumptions.

2.	Fair value, etc. of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference of the values are as follows. Please note that financial instruments which are recognized as highly difficult to determine market values are excluded (See (Note) 2).
 (Unit: million yen)
	Value Recorded in the Consolidated Balance Sheets	Fair Value	Difference
(1) Cash and deposits (2) Investment securities	12,750 496	12,750 496	— —
Total assets	13,247	13,247	—
(1) Notes and operating accounts payable – trade	12,279	12,279	—
(2) Short-term loans payable	31,819	31,819	—
Total liabilities	44,098	44,098	—
(Notes)
1.	Financial instrument fair value calculation method and financial instrument transactions

Assets
(1)	Cash and deposits
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

(2)	Investment securities
Investment securities are listed shares and investment trusts. The fair value of the listed shares is based on the prices quoted at the exchanges and the fair value of the investment trusts are based on the published net asset value.

Liabilities
(1)	Notes and operating accounts payable-trade
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

(2)	Short-term loans payable
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

2.	Financial instruments whose fair value is recognized to be highly difficult to determine
(Unit: million yen)
Classification	Value Recorded in the Consolidated Balance Sheets
Unlisted shares	291
Investments in capital	5
Investments in capital of affiliates	102

As there is no market value for these financial instruments and it is recognized that it is highly difficult to determine the fair value, those financial instruments are not included in the table above.

3.	Expected redemption amount of monetary claims after the consolidated account closing date
(Unit: million yen)
	Within one year	After one year and within five years	After five years and within ten years	After ten years
Deposits	12,728	—	—	—
Investment securities
Other securities with maturity dates
Other	—	10	—	—
Total	12,728	10	—	—

4.	Expected repayment amount of monetary claims after the date of consolidated account closing date
(Unit: million yen)
	After one year and within two years	After two years and within three years	After three years and within four years	After four years and within five years
Long-term loans payable	171	162	97	43
Lease obligations	6	3	0	0

Notes to Rental Real Estates

The Company’s group owns rental housing, etc. (including land) in the Tokyo metropolitan area.
The value of those real estate which is recorded in the consolidated balance sheets, increases and decreases during the current consolidated fiscal year and the fair value of the same is as follows.

(Unit: million yen)
	Value Recorded in the Consolidated Balance Sheets			Fair value at the end of the current consolidated fiscal year
	Balance at the beginning of the current consolidated fiscal year	Increases or decreases during the current consolidated fiscal year	Balance at the end of the current consolidated fiscal year
Rental real estate	6,292	726	7,019	5,414

(Notes)
1.	The value recorded in the consolidated balance sheets is the amount of the acquisition cost less the accumulated depreciation and the accumulated impairment loss.
2.
Of the increases or decreases during the current consolidated fiscal year, the major increases are the change of use of the property used by the Company to rental purposes (¥518 million) and the acquisition of real estate (¥431 million), and the major decreases are the sale of real estate (¥137 million) and the depreciation (¥85 million).

3.
The fair value at the end of the current consolidated fiscal year is, with respect to major properties, the amount based on real estate appraisals, etc. by external real estate appraisers, and with respect to the other properties, the amount adjusted using indexes that are considered to appropriately reflect market values.

Furthermore, profits and loss on rental real estate for the period ended January 31, 2013 are as follows:

(Unit: million yen)
	Rental income	Rental cost	Difference	Other (sale profits or loss, etc.)
Rental real estate	357	151	205	(7)
(Note) Rental income and rental cost are recorded as “net sales” and “cost of sales” respectively.

Notes on Per Share Information

1.	Net assets per share	¥1,426.00
2.	Net income per share	¥135.87

Significant Subsequent Events

Not applicable

TACT HOME CO., LTD.

 Financial Statements, etc. for the Most Recent Fiscal Year
 (Fiscal Year Ended May 31, 2012)

BUSINESS REPORT
(June 1, 2011 ~ May 31, 2012)

1.	Current State of Business Group
(1)	Business Status in Current Consolidated Fiscal Year
(i)	Business Progress and Results
In the current fiscal year Japan’s economy was supported by demand from the reconstruction projects after the Great East Japan Earthquake and we saw signs of gradual recovery, but with the sluggish employment and wage environment, confusion in financial markets triggered by the European debt crisis and the continued appreciation of the yen, uncertainty concerning the future persists.
The real estate industry is being supported by the re-introduction of the Residential Eco-Point Flat 35S, the continuation of tax exemptions for gifts related to the purchase of housing and other government housing policies, and we are seeing an increase in new housing projects and overall recovery.
Under these conditions, our group has provided high-quality affordable detached housing that meets customer needs.
In our group’s core business of sales of detached housing, in August 2011 we opened our Sendai Izumi Sales Office, our second store in the Tohoku region to accommodate the reconstruction demand due to the Great East Japan Earthquake.  We also opened the Koshigaya Sales Office (in Koshigaya City, Saitama Prefecture) in February 2012 to secure a larger customer base, and have also implemented developments in other areas.
In addition, we are promoting a “Marketing Strategy Pursuing Profitability and Efficiency” as our strategic policy in this business.
As a result thereof, in the current consolidated fiscal year we recorded sales of 76,871 million yen, operating income of 8,164 million yen, ordinary income of 7,980 million yen and net income of 4,587 million yen.
Furthermore, this consolidated fiscal year is the first fiscal year where we have prepared consolidated financial statements, and as such we have omitted year-on-year comparisons.

™ Sales by Segment
Name of Segment	29th Term (June 1, 2011 ~ May 31, 2012)
	Number	Amount (million yen)	Consolidated year-on-year increase (%)
1. Detached housing
(1) Ready-built homes	2,348	68,065	-
(2) Residential lots	149	7,995	-
(3) Contract construction	40	417	-
Subtotal	2,537	76,478	-
2. Condominiums	-	-	-
3. Other
(1) Leases	-	4	-
(2) Other	-	389	-
Subtotal	-	393	-
Total	2,537	76,871	-
(Notes)	1.	The number column shows the number of homes for ready-built and custom-built homes, and the number of lots for residential lots.
2.	The foregoing amounts do not include consumption taxes.
3.	Consolidated year-on-year comparisons are not stated because the current consolidated fiscal year is the first fiscal year where we have prepared consolidated financial statements.

™ Performance by region for sales of detached housing business (ready-built homes and residential lots) is as follows.
Region	Number	Amount (million yen)	Consolidated year-on-year increase (%)
Tokyo	521	21,209	-
Saitama Prefecture	833	23,420	-
Kanagawa Prefecture	437	13,915	-
Chiba Prefecture	455	11,510	-
Aichi Prefecture	111	2,643	-
Miyagi Prefecture	111	2,651	-
Osaka	15	361	-
Kyoto	12	297	-
Hyogo Prefecture	2	50	-
Total	2,497	76,060	-
(Notes)	1.	The number column shows the number of homes for ready-built and custom-built homes, and the number of lots for residential lots.
2.	The foregoing amounts do not include consumption taxes.
3.	Consolidated year-on-year comparisons are not stated because the current consolidated fiscal year is the first fiscal year where we have prepared consolidated financial statements.

(ii)	Capital Investment
The primary capital investment carried out in the current consolidated fiscal year was 433 million yen for the acquisition of the Tachikawa Sales Office building.

(iii)	Financing
The group’s primary demand for financing is for funds to acquire land for products, and is procured through loans from financial institutions.  The group has entered into overdraft agreements with seven financial institutions to facilitate the efficient procurement of operating funds.  The total overdraft limit under these agreements as of the end of the current consolidated fiscal year was 22,600 million yen, and the balance of executed loans was 5,467 million yen.

(iv)	Business Transfers, Absorption-type Company Splits and Incorporation-type Company Splits
Not applicable.

(v)	Business Received by Transfer from Other Companies
Not applicable.

(vi)	Succession of Rights Related to the Business of Another Company or Other Entity by Merger or Absorption-type Company Split
Not applicable.

(vii)	Acquisition or Disposition of Another Company’s Stock, other Interest, Share Options, etc.
Not applicable.

(2)           Assets and Earnings
(i)           Group Assets and Earnings
Classification	26th Term (Fiscal Year Ended May 31, 2009)	27th Term (Fiscal Year Ended May 31, 2010)	28th Term (FYE 5/2011)	29th Term (Current Consolidated FY) (Fiscal Year Ended May 31, 2012)
Sales (million yen)	-	-	-	76,871
Ordinary income (million yen)	-	-	-	7,980
Net income (million yen)	-	-	-	4,587
Net income per share (yen)	-	-	-	19,623.52
Total assets (million yen)	-	-	-	42,245
Net assets (million yen)	-	-	-	23,985
Net assets per share (yen)	-	-	-	103,434.20
(Notes)	1.	The Company prepared consolidated financial statements from the 29th term.
2.
Net income per share is calculated based on the average total number of issued and outstanding shares (excluding treasury stock) during the year, and net assets per share are calculated based on the total number of issued and outstanding shares (excluding treasury stock) as of the end of the year.

(ii)           Status of Company Assets and Earnings
Classification	26th Term (Fiscal Year Ended May 31, 2009)	27th Term (Fiscal Year Ended May 31, 2010)	28th Term (Fiscal Year Ended May 31, 2011)	29th Term (Current FY) (Fiscal Year Ended May 31, 2012)
Sales (million yen)	58,269	46,784	61,754	76,786
Ordinary income (losses) (million yen)	(37)	5,338	8,439	7,907
Net income (million yen)	(215)	3,135	4,839	4,551
Net income per share (yen)	(915.46)	13,438.79	20,245.47	19,472.29
Total assets (million yen)	27,330	28,834	39,016	42,182
Net assets (million yen)	13,212	16,962	20,669	23,970
Net assets per share (yen)	57,389.52	70,558.79	87,325.95	103,369.34
(Notes)
Net income per share is calculated based on the average total number of issued and outstanding shares (excluding treasury stock) during the year, and net assets per share are calculated based on the total number of issued and outstanding shares (excluding treasury stock) as of the end of the year.

(3)	Parent Company and Key Subsidiaries
(i)	Parent Company
Not applicable.

(ii)	Key Subsidiaries
Company Name	Capital	Percentage of Voting Rights	Content of Primary Business
SOLIDONE CO., LTD.	50 million yen	100.00%	Dismantlement and site preparation work

(4)	Issues to be Addressed
Our group will continue to maintain an even stronger income structure through our sales of detached housing business, and will address the following issues to accommodate wide-ranging customer needs.
(i)	Flexible Area and Store Strategy
To facilitate a continuous and stable supply of appealing detached housing, we will develop stores centered in urban areas where potential demand is expected, and will promote community-based store operations to create good relationships with local real estate agents.  In addition, we will develop stores in regional urban areas which accommodate demand trends.
(ii)           Enhancing Group Power
From a viewpoint of securing efficiency and profits, in June 2010 we established SOLIDONE CO., LTD. which engages in dismantlement and site preparation work, and T-AROUND CO., LTD. which overseas orders for optional work and other similar work.  We have seen contributions to the Company’s cost cutting, the securing of profit-earning opportunities and other commensurate effects, and as such we will strive to expand our business and maximize group company synergy in an effort to strengthen our overall group power.  In addition, SOLIDONE CO., LTD. is actively promoting business which is expected to increase orders from customers outside the Company.
(iii)           Personnel Training
We are subject to a variety of legal regulations in the execution of the group’s business and are therefore making efforts to improve the competence of each group employee by providing regular training, and are enforcing compliance among the employees.  In addition, we aim to provide suitable human resources appropriate to the size of our business, actively hire skilled forces and new graduates, and to otherwise use our management resources in an efficient and an effective manner.

 (5)          Content of Primary Businesses (as of May 31, 2012)
Our group consists of the Company, the consolidated subsidiary SOLIDONE CO., LTD., the non-consolidated subsidiary T-AROUND CO., LTD., and the affiliated company Jutakushinko Co-operative.  The group is engaged in detached housing business and other businesses. The businesses are as follows.

(i)	Detached housing sales business
The Company is engaged in the sale of ready-built housing, residential lots and contract construction mainly in the greater Tokyo metropolitan area.
The consolidated subsidiary SOLIDONE CO., LTD. conducts dismantlement and site preparation work that is mainly related to the Company’s detached housing sales business.
The non-consolidated subsidiary company T-AROUND CO., LTD. conducts customer order work for options incidental to the Company’s products.
(ii)           Other business
The Company leases a portion of its sales office building to third parties and is otherwise engaged in real estate leasing business.  In addition, the Company also operates as a non-life insurance agent.

Consolidated Balance Sheets
(as of May 31, 2012)

(Unit: million yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	36,411	Current liabilities	17,080
Cash and deposits	4,951	Operating accounts payable	4,905
Accounts receivable from completed construction contracts	4	Short-term loans payable	8,853
Real estate for sale	8,552	Current portion of long-term loans payable	305
Real estate for sale in process	19,162	Accounts payable	248
Costs on uncompleted construction contracts	2,880	Accrued expenses	119
Advances	290	Income taxes payable	2,075
Prepaid expenses	58	Advances received	232
Deferred tax assets	272	Provision for bonuses	211
Other	239	Provision for officers’ bonuses	19
Noncurrent assets	5,834	Provision for loss on disaster	10
Property, plant and equipment	4,820	Other	100
Buildings	1,635	Noncurrent liabilities	1,180
Machinery, equipment and vehicles	7	Long-term loans payable	274
Equipment	40	Provision for retirement benefits	261
Land	2,975	Provision for officers’ retirement benefits	293
Construction in process	160	Provision for construction warranties	294
Intangible assets	123	Other	56
Right of trademark	1	Total liabilities	18,260
Software	119	Net Assets
Telephone subscription right	2	Shareholders’ equity	23,992
Investments and other assets	890	Capital stock	1,429
Investment securities	460	Capital surplus	1,937
Shares in affiliates	5	Retained earnings	21,193
Investments in capital	4	Treasury stock	(567)
Investments in capital of affiliates	102	Total accumulated other comprehensive income	(7)
Deferred tax assets	198	Valuation difference on available-for-sale securities	(7)
Other	119	Total net assets	23,985
Total assets	42,245	Total liabilities and net assets	42,245
(Note) Amounts are in units of millions of yen with fractional units discarded.

Consolidated Statements of Income
(from June 1, 2011 to May 31, 2012)
	(Unit: million yen)
Item	Amount
Net sales		76,871
Cost of sales		63,357
Gross profit		13,513
Selling, general and administrative expenses		5,349
Operating income		8,164
Non-operating income
Interest income	6
Dividends income	8
Income from safety cooperating association fee	77
Proceed from miscellaneous income	30	122
Non-operating expenses
Interest expenses	305
Miscellaneous expenses	1	307
Ordinary income		7,980
Extraordinary loss
Loss on sales of noncurrent assets	4
Loss on retirement of noncurrent assets	8
Loss on valuation of investment securities	0	13
Income before income taxes		7,966
Income taxes-current	3,318
Income taxes-deferred	60	3,379
Income before minority interests		4,587
Net income		4,587
(Note) Amounts are in units of million yen with fractional units discarded.

Consolidated Statements of Changes in Net Assets
(from June 1, 2011 to May 31, 2012)

	(Unit: million yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of June 1, 2011	1,429	1,937	17,546	(234)	20,678
Changes of items during the period
Dividends from surplus			(939)		(939)
Net income			4,587		4,587
Purchase of treasury stock				(333)	(333)
Net changes of items other than shareholders’ equity during the period
Total changes of items during the period	-	-	3,647	(333)	3,314
Balance as of May 31, 2012	1,429	1,937	21,193	(567)	23,992

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Total accumulated other comprehensive income	Total net assets
Balance as of June 1, 2011	(29)	(29)	20,649
Changes of items during the period
Dividends from surplus			(939)
Net income			4,587
Purchase of treasury stock			(333)
Net changes of items other than shareholders’ equity during the period	22	22	22
Total changes of items during the period	22	22	3,336
Balance as of May 31, 2012	(7)	(7)	23,985
(Note) Amounts are in units of million yen with fractional units discarded.

Notes to Consolidated Financial Statements

1.	Notes on Significant Items for Preparation of the Consolidated Financial Statements

(1)	Scope of consolidation

(i)	Consolidated subsidiaries
Number of consolidated subsidiaries	One (1)
Names of consolidated subsidiaries	SOLIDONE CO., LTD.

(ii)	Changes to scope of consolidation
SOLIDONE CO., LTD. has been included in the scope of consolidation from the current consolidated fiscal year. This decision was made because SOLIDONE CO., LTD. has come to be of greater significance.

(iii)	Non-consolidated subsidiaries
Number of non-consolidated subsidiaries	One (1)
Names of non-consolidated subsidiaries	T-AROUND CO., LTD.
Reason for exclusion from scope of consolidation
Non-consolidated subsidiaries are small companies and therefore their total assets, net sales, net income (amount corresponding to equity) and retained earnings (amount corresponding to equity), etc. do not have a significant impact on the consolidated financial statements.

(2)	Application of the equity accounting method

Non-consolidated subsidiaries and affiliated companies to which the equity accounting method is not applied
Company name	T-AROUND CO., LTD.
Jutakushinko Co-operative
Reason for non-application of the equity accounting method
Non-consolidated subsidiaries and affiliated companies to which the equity accounting method is not applied are excluded from the scope of application due to the fact that the net income (amount corresponding to equity) and the retained earnings (amount corresponding to equity), etc. have a minor impact on the consolidated financial statements and are of insignificant importance.

(3)	Consolidated fiscal year
  The last day of the fiscal year for consolidated subsidiaries is the same date as the closing date of the consolidated fiscal year of the Company.

(4)	Accounting standards

(i)	Valuation standards and method for significant assets
A.	Securities
Other securities
Securities with a fair value:
Fair value based on the market value, etc. on the last day of the fiscal year (valuation difference is handled by recognition directly into net assets in full and the cost of products sold is calculated using the moving average method.)

Securities with no fair value:	Cost method using the moving average method.

B.	Inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts
Cost method (book value devaluation based on reduction of profitability for value in the balance sheets) using the specific identification method.

(ii)	Depreciation method for significant depreciable assets

A. Property, plant and equipment	The declining balance method is used.
(excluding lease assets)	However, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
Main service life Buildings: 11-50 years Machinery, equipment and vehicles: 2-6 years Equipment: 3-20 years

B. Intangible assets (excluding lease assets)	The fixed amount method is used. Please note that the fixed amount method is used for software (for internal use) based on the expected in-house possible period of use (five years).

C. Lease assets
Lease assets not involving the transfer of ownership and lease transaction assets

The lease term is taken as the asset life, and the fixed amount method is used with the residual value set as zero.
Please note that, in finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease transactions where the starting date of the lease is on or before May 31, 2008.

(iii)	Standards for recording significant allowances
A. Provision for bonuses	Booked based on the amount expected to be paid for the current consolidated fiscal year to provide for the payment of bonuses to employees.
B. Provision for officers’ bonuses	Booked based on the amount expected to be paid to provide for the payment of bonuses to officers for the current consolidated fiscal year.
C. Provision for retirement benefits
Booked based on the expected employment benefits liabilities at the end of the current consolidated fiscal year, to provide for the payment of employee retirement benefits.
Past service liabilities are recorded as costs using the straight line method for a certain number of years (five years) during the employee’s average remaining period of service at the time.
Actuarial differences are recorded as expenses in the consolidated fiscal year following the year using the straight line method over a certain number of years (five years) within the average remaining period of service in the year in which the liabilities arise.

D. Provision for officers’ retirement benefits	To provide for the payment of retirement benefits to officers, an amount to be paid at the end of the consolidated fiscal year pursuant to the Regulations for Officers’ Retirement Benefits.
E. Provision for construction warranties	To provide for construction warranty payments, an amount estimated based on historical payments is booked at the time the relevant property is sold.
F. Provision for loss on disasters
To provide for removal and restoration costs, etc. for assets damaged by the Great East Japan Earthquake, an estimate of the costs expected to be incurred in the following consolidated fiscal year is booked.

(iv)	Other significant matters for preparation of the consolidated financial statements
Consumption taxes
The tax exclusion method is used.
For consumption taxes not subject to deductions, taxes on fixed assets are recorded in “Other” under “Investments and other assets” and written off over five years using the equal installment method. Other consumption tax is recorded as costs in the fiscal year during which it is incurred.

(Additional information)
Accounting Standard for Accounting Changes and Error Corrections (ASBJ Statement No. 24 announced on December 4, 2009) and the Guidance on Accounting Standard for Accounting Changes and Error Corrections (ASBJ Guidance No. 24 announced on December 4, 2009) apply to accounting changes taking place on or after the beginning of the fiscal year and corrections of past errors.

2.	Notes to the Consolidated Balance Sheets

(1)	Assets furnished as collateral and debt with security interests
(i)	Assets furnished as collateral
(Unit: million yen)
Real estate for sale	998
Real estate for sale in process	8,056
Buildings	1,174
Land	1,670
Total	11,900

(ii)	Debt with security interests
		(Unit: million yen)
	Short-term loans payable	7,875
	Current portion of long-term loans payable	305
	Long-term loans payable	274
	Total	8,455

In addition to the above, there are revolving mortgages (maximum of ¥ 4,000 million) with respect to bank transactions in relation to ¥893 million of land and ¥332 million of buildings.

(2)
The Company has entered into overdraft facility agreements with seven banks to enable efficient funding of the acquisition of land, etc. The balance of unexecuted loans under these agreements as of the end of the current consolidated fiscal year is as follows:

(Unit: million yen)
Maximum overdraft	22,600
Balance of executed loans	5,467
Difference	17,132
(3)	Guarantee liabilities

has guaranteed debts of a company that is not a consolidated subsidiary with respect to its borrowing from financial institutions.

T-AROUND CO., LTD.	¥30 million

(4)	Property, plant and equipment accumulated depreciation	¥672 million

3.	Notes to Consolidated Statements of Changes in Shareholders’ Equity

(1)	Type and total numbers of issued and outstanding shares
Type	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares the Current Consolidated Fiscal Year	Reduction in the Number of Shares the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	240,400	—	—	240,400

(2)	Type and numbers of treasury shares
Type	Number of Shares at the Beginning of the Current Consolidated Fiscal Year	Increase in the Number of Shares during the Current Consolidated Fiscal Year	Reduction in the Number of Shares during the Current Consolidated Fiscal Year	Number of Shares at the End of the Current Consolidated Fiscal Year
Common shares	3,708	4,800	—	8,508
(Note)	The increase in treasury shares is due to the acquisition of treasury shares pursuant to a resolution of the Board of Directors.

(3)	Dividends from surplus

(i)	Dividends
Resolution	Type	Total Dividend (million yen)	Dividend per Share (yen)	Record Date	Effective Date
August 26, 2011 Ordinary General Meeting of Shareholders	Common shares	591	2,500	May 31, 2011	August 29, 2011
January 12, 2012 Meeting of the Board of Directors	Common shares	347	1,500	November 30, 2011	February 6, 2012

(ii)	Dividends with a record date falling within the current consolidated fiscal year which have an effective date in the following consolidated fiscal year
Resolution	Type	Source	Total Dividend (thousand yen)	Dividend per Share (yen)	Record Date	Effective Date
August 24, 2012 Ordinary General Meeting of Shareholders	Common shares	Retained earnings	579	2,500	May 31, 2012	August 27, 2012

4.	Notes on Financial Instruments

(1)	Status of financial instruments

(i) Policy for treatment of financial instruments
The Company conducts necessary capital raising (mainly borrowing from banks) according to the capital expenditure plan. Temporary surplus funds are predominantly managed in the form of financial assets that have high liquidity, and short-term operating funds are raised in the form of bank loans. While investing in derivatives depends on the necessity of the funds, the Company does not conduct speculative trading.

(ii) Details and risks of financial instruments
The investment securities are mainly stocks and bonds of companies the Company holds business relationships with and are subject to volatility risk.
Most of operating accounts payable, which are trade liabilities, have repayment due date within two months.
Short-term loans payable are mainly used for capital raising for operating fund and are subject to volatility risk.

(iii) Risk management system concerning financial instruments
(a) Management of market risk (volatility risk of exchange and interest rates, etc.)
The Company obtains information regularly on the fair values and financial status of issuers (customers and suppliers, etc.). The Company also considers the market conditions and the relationships with the customers and suppliers to reconsider the possession of investment securities.
(b) Management of liquidity risk concerning capital raising (risk of not being able to pay on the repayment due date)
The Company manages liquidity risk as the departments in charge create and renew the funding plans in a timely manner according to the reports from other departments and by maintaining liquidity at hand.

(iv) Supplementary explanation regarding fair value of financial instruments
The fair value of financial instruments includes the value based on market value or if there is no market value, a reasonably calculated value. As variable factors are included in calculating that value, that value may change as a result of using different assumptions.

(2)	Fair value, etc. of financial instruments

The value recorded in the consolidated balance sheets, fair value and the difference of the values as of May 31, 2012 are as follows:
(Unit: million yen)
	Value Recorded in the Consolidated Balance Sheets	Fair Value	Difference
(1) Cash and deposits (2) Investment securities and other securities	4,951 390	4,951 390	— —
Total assets	5,341	5,341	—
(1) Operating accounts payable (2) Short-term loans payable (3) Income taxes payable	4,905 8,853 2,075	4,905 8,853 2,075	— — —
Total liabilities	15,834	15,834	—

Note 1	Financial instrument fair value calculation method

Assets
(1) Cash and deposits
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

(2) Investment securities
The fair value of stocks refer to the prices on securities exchanges, while the fair value of bonds refer to prices on securities exchanges or prices proposed by financial institutions.

Liabilities
(1) Operating accounts payable (2) Short-term loans payable, (3) Income taxes payable
The book value is used as these are paid within a short period and the fair value is almost exactly the same as the book value.

Note 2	Financial instruments whose fair value is highly difficult to determine

(Unit: million yen)
Category	Value Recorded in the Consolidated Balance Sheets
Unlisted shares	69
Total	69
Unlisted shares are included in “(2) Investment securities” above because it is recognized that it is highly difficult to determine the fair value as they are not marketable.

Note 3	Scheduled redemption amounts for monetary claims and investment securities with maturity dates after the closing date
(Unit: million yen)
	Within one year	After one year and within five years	After five years and within ten years	Over ten years
Cash and deposits	4,951	—	—	—
Investment securities and other securities with maturity dates Collateral trust bond	—	—	—	278
Total	4,951	—	—	278

5.	Notes on Per Share Information

(1)	Net assets per share	¥103,434.20
(2)	Net income per share	¥19,623.52

6.	Significant Subsequent Events

Not applicable

ARNEST ONE CORPORATION

 Financial Statements, etc. for the Most Recent Fiscal Year
 (Fiscal Year Ended March 31, 2013)

BUSINESS REPORT
(April 1, 2012 ~ March 31, 2013)

1.	Current State of Company
(1)	Business Status in Current Fiscal Year
(i)	Business Progress and Results
In the current fiscal year, in addition to the reconstruction demand from the Great East Japan Earthquake, Japan’s economy showed some signs of recovery as expectations for the economic policies of the new administration drove the yen down and stock prices up.  Nevertheless, the effects of severe employment and wage conditions and concerns of an economic downturn brought on by the slowdown in overseas economies persist, and there continues to be uncertainty as to the future.
In the real estate market, spurred by polices to promote home buying, the number of new housing projects increased for the third year in a row, and we are on track for a gradual economic recovery, but competition from other companies remains strong mainly in lower priced properties.
Amid these conditions, based on the conviction that everyone should have a home, the Company has implemented thorough cost management and quality improvement to provide quality detached housing and condominiums at affordable prices.  In addition, in terms of sales, we opened the Narimasu Sales Office in June 2012, Kobe Sales Office and Isesaki Sales Office in July 2012, Yokkaichi Sales Office and Ashikaga Sales Office in October 2012, and Hiroshima Sales Office in November 2012.
In terms of performance, an increase in the number of properties delivered in our detached housing and condominium sales business contributed to a year-on-year increase in sales.  However, income posted a year-on-year decline due to lower sales pricing in the detached housing sales business.  Furthermore, in terms of numbers of units delivered, we delivered 8,559 detached homes (8,222 ready-built homes and 337 lots), and 689 condominiums.
As a result thereof, in the current fiscal year we recorded sales of ¥203,357 million (up 8.6% year-on-year), operating income of ¥18,097 million (down 17.1% year-on-year), ordinary income of ¥18,480 million (down 15.7% year-on-year) and net income of ¥11,715 million (down 9.1% year-on-year).

In addition, sales performance by segment in the current fiscal year is as follows.
Name of Segment	Current Fiscal Year (April 1, 2012 ~ March 31, 2013)		Consolidated year-on-year increase (%)
	Number	Amount (million yen)
1. Detached housing
(1) Ready-built homes	8,222 homes	175,333	109.7
(2) Residential lots	337 lots	5,243	74.3
(3) Contract construction	197 homes	2,223	193.7
2. Condominiums	689 units	20,556	106.6
Total	-	203,357	108.6

(ii)	Capital Investment
Capital investment carried out in the current fiscal year totaled ¥141 million.  The majority of this was used to acquire new equipment.

(iii)	Financing
The Company’s primary demand for financing is for funds to purchase land for projects.  The major financing in this fiscal year is as follows.
a.           Borrowings from financial institutions increased the total outstanding short-term and long-term loans by ¥1,052 million to ¥7,016 million.
b.           Overdraft agreements have been executed with three banks to facilitate the efficient procurement of operating funds.  The total available overdraft balance under these agreements as of the end of this fiscal year is ¥6 billion, with a balance of executed loans of ¥2,317 million.

(iv)	Business Transfers, Absorption-type Company Splits and Incorporation-type Company Splits
Not applicable.

(v)	Status of Business Received by Transfer from Other Companies
Not applicable.

(vi)	Succession of Rights Related to the Business of Another Company or Other Entity by Merger or Absorption-type Company Split
Not applicable.

(vii)	Acquisition or Disposition of Another Company’s Stock, other Interest, Share Options, etc.
Not applicable.

(2)           Assets and Earnings in the Three Most Recent Fiscal Years
Classification	29th Term (Fiscal Year Ended March 31, 2010)	30th Term (Fiscal Year Ended March 31, 2011)	31st Term (Fiscal Year Ended March 31, 2012)	32nd Term (Fiscal Year Ended March 31, 2013)
Sales (million yen)	135,306	160,809	187,275	203,357
Ordinary income (million yen)	15,822	21,365	21,924	18,480
Net income(million yen)	14,423	12,560	12,884	11,715
Net income per share (yen)	219.83	191.24	196.15	178.35
Total assets (million yen)	61,537	80,333	89,885	100,421
Net assets (million yen)	39,794	50,400	60,657	69,745
Net assets per share (yen)	606.37	767.28	923.42	1,061.78
(Notes)	Fractions of less than one million yen have been rounded off and omitted.

(3)	Parent Company and Key Subsidiaries
(i)	Parent Company
Not applicable.

(ii)	Key Subsidiaries
Details have been omitted due to the lack of materiality.

(4)	Issues to be Addressed
Amid circumstances where the income and employment environment remains uncertain, it is very difficult to sell higher priced properties.  In order to expand business in this environment it is necessary to engage in developments which take into consideration what products are being sought out, and to provide properties in a price range where consumers are comfortable buying, taking into consideration increases in interest rates, changes in the income and employment environment and other future issues.  The Company performs multiple simulations by changing the size of buildings, the size of lots and other conditions based on the data we have accumulated in the past, seeking to provide products that meet the characteristics of the area.  In addition, we will continue to make efforts to shorten our business cycle and control costs.  In order to shorten the business cycle, it is of utmost importance to attempt to sell and deliver property as soon as possible after the acquisition of land. The Company will address this by strengthening awareness and thoroughly managing project schedules.  This is the most important factor for mitigating the risk of real estate price decline, and is the most effective factor for ensuring profits.
In addition, we need to enhance production, sales and management to expand our business, and with this the major issues will be the creation of an organization that can accommodate an increase in staff, the appropriate placement of personnel, and employee training.  To establish an organization commensurate to the scale of the business, we will actively hire experienced workers and new graduates, improve the quality of employees through participation in training and outside seminars, constantly review our organization, and expand and improve our sales offices.  Meanwhile, we are fully utilizing the outsourcing of work centering around procurement, planning and production management - businesses outside our core businesses - in order to maintain a high level of sales and profits per person.  We believe this is also important from the viewpoint of the creation of a system that is fully capable of withstanding economic crises.

(5)	Content of Primary Businesses (as of March 31, 2013)
Construction project design and implementation business
Engineering project design and implementation business
Real estate purchase and sale and brokering business

Balance Sheets
(as of March 31, 2013)

(Unit: million yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	95,723	Current liabilities	30,127
Cash and deposits	34,436	Notes payable - trade	5,200
Accounts receivable - trade	206	Accounts payable for construction contracts	12,649
Real estate for sale	13,042	Short-term loans	6,131
Real estate for sale in process	41,137	Current portion of long-term loans payable	885
Costs on uncompleted construction contracts	4,231	Accounts payable	570
Supplies	28	Accrued expenses	165
Advances	1,102	Income taxes payable	2,705
Prepaid expenses	153	Advances received	477
Deferred tax assets	944	Deposits received	782
Other	439	Provision for officers’ bonuses	6
Noncurrent assets	4,697	Provision for bonuses	543
Property, plant and equipment	3,233	Other	11
Buildings	1,147	Noncurrent liabilities	548
Vehicles	16	Provision for retirement benefits	514
Equipment	254	Asset retirement obligations	4
Accumulated depreciation	(504)	Other	30
Land	2,300	Total liabilities	30,675
Standing trees	18	Net assets
Intangible assets	84	Shareholders’ equity	69,745
Software	82	Capital stock	4,269
Telephone subscription right	1	Capital surplus	3,167
Investments and other assets	1,379	Legal capital surplus	3,167
Investment securities	443	Retained earnings	62,309
Shares in affiliates	45	Legal retained earnings	40
Investments in capital	5	Other retained earnings	62,269
Claims provable in bankruptcy/rehabilitation, etc.	29	General reserve	35,900
Long-term prepaid expenses	28	Retained earnings brought forward	26,369
Deferred tax assets	193	Treasury stock	(0)
Guarantee deposits	635
Allowance for doubtful accounts	(29)
Other	27	Total net assets	69,745
Total assets	100,421	Total liabilities and net assets	100,421

Statements of Income
(from April 1, 2012 to March 31, 2013)
(Unit: million yen)
Item	Amount
I Net sales		203,357
II Cost of sales		171,057
Gross profit		32,300
III Selling, general and administrative expenses		14,202
Operating income		18,097
IV Non-operating income
1. Rent income	153
2. Purchase discounts	60
3. Income from safety cooperating association fee	119
4. Other	155	489
V Non-operating expenses
1. Interest expenses	77
2. Other	28	105
Ordinary income		18,480
VI Extraordinary income
1. Gain on sales of noncurrent assets	0
2. Compensation income	100
3. Distribution gain upon liquidation of investment securities	123	224
VII Extraordinary loss
Loss on retirement of noncurrent assets	0	0
Income before income taxes		18,704
Income taxes-current	7,145
Income taxes-deferred	(156)	6,989
Net income		11,715

 Statements of Changes in Shareholders’ Equity
(from April 1, 2012 to March 31, 2013)
(Unit: million yen)
Shareholders’ equity
Capital stock
Balance at the beginning of current period	4,269
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	4,269
Capital surplus
Legal capital surplus
Balance at the beginning of current period	3,167
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	3,167
Total capital surplus
Balance at the beginning of current period	3,167
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	3,167
Retained earnings
Legal retained earnings
Balance at the beginning of current period	40
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	40
Other retained earnings
General reserve
Balance at the beginning of current period	34,100
Changes of items during the period
Provision of general reserve	1,800
Total changes of items during the period	1,800
Balance at the end of current period	35,900
Retained earnings brought forward
Balance at the beginning of current period	19,081
Changes of items during the period
Provision of general reserve	(1,800)
Dividends from surplus	(2,627)
Net income	11,715
Total changes of items during the period	7,288
Balance at the end of current period	26,369
Total retained earnings
Balance at the beginning of current period	53,221
Changes of items during the period
Provision of general reserve	-
Dividends from surplus	(2,627)
Net income	11,715
Total changes of items during the period	9,088
Balance at the end of current period	62,309
Treasury stock
Balance at the beginning of current period	(0)
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	(0)
Total shareholders’ equity
Balance at the beginning of current period	60,657
Changes of items during the period
Dividends from surplus	(2,627)
Net income	11,715
Total changes of items during the period	9,088
Balance at the end of current period	69,745
Total net assets
Balance at the beginning of current period	60,657
Changes of items during the period
Dividends from surplus	(2,627)
Net income	11,715
Total changes of items during the period	9,088
Balance at the end of current period	69,745

Notes to Non-Consolidated Financial Statements

1.	Important Accounting Policies

(1)	Valuation standards and method for assets
(i)	Valuation standards and method for securities
A. Held-to-maturity securities	Amortized cost method (fixed amount method)
B. Shares of subsidiaries	Cost method using moving average
C. Other securities
Securities with no fair value:
Cost method using moving average.
Equity contributions to investment limited partnerships (those deemed to be securities pursuant to Article 2 Paragraph 2 of the Financial Instruments and Exchange Act) are calculated by means of incorporating the amount of equity equivalent to net assets, based on financial statements available on the date of the announcement of financial results provided in the investment limited partnership agreement.

(ii)	Valuation standards and method for inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts
Cost method using specific identification (book value devaluation as a result of reduction on profitability)

(2)	Noncurrent asset depreciation method
(i) Property, plant and equipment (excluding lease assets)	The declining balance method is used; however, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
	Main service life Buildings: Vehicles: Equipment:	2-50 years 2-5 years 3-20 years

  (ii)        Lease assets
Please note that, in finance leases not involving the transfer of ownership, the method for ordinary lease transactions is used for lease assets relating to lease transactions where the starting date of the lease is on or before March 31, 2008.

(iii)	Software
The fixed amount method is used for software for internal use based on the expected in-house possible period of use (five years).

(3)	Standards for recording allowances

(i)           Allowance for doubtful accounts
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables, and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

(ii)           Provision for retirement benefits
Booked based on the expected retirement benefits liabilities at the end of the fiscal year, to provide for the payment of employee retirement benefits.
Actuarial differences are recorded as expenses in the fiscal year following the year using the straight line method over a certain number of years (three years) within the average remaining period of service for the employee.

(iii)           Provision for bonuses
Booked based on the amount expected to be paid for the fiscal year to provide for the payment of bonuses to employees.

(iv)           Provision for officers’ bonuses
Booked based on the amount expected to be paid for the fiscal year to provide for the payment of bonuses to officers.

(4)	Standards for recording significant revenue and costs

Standards for recording net sales of completed construction contracts and cost of completed work
(i)	Construction work where the outcome of the construction contract can be estimated reliably with respect to the portion completed by the end of the current fiscal year
Percentage of completion standard (cost-to-cost method is used to estimate the percentage of completion of the work)
(ii)	Other works
Completion basis

(5)	Other significant items on which financial statements are based

Consumption tax treatment
The tax exclusion method is used. Consumption taxes on assets not subject to deductions, however, are recorded as costs in the fiscal year during which it is incurred.

2.	Notes to Changes to Accounting Policies

Change in depreciation method

In association with reforms to the Corporation Tax Act, from the current fiscal year the depreciation and amortization method for buildings, plants and equipment acquired on and after April 1, 2012 was changed to a method based on the amended Corporation Tax Act.
This change had a minor impact on the operating income, ordinary income and income before taxes for the current fiscal year.

3.	Notes to the Balance Sheets

(1)	Assets furnished as collateral and secured debt
(Unit: million yen)
Real estate for sale	151	(151)
Real estate for sale in process	6,143	(4,127)
Guarantee deposits	16
Total	6,311
(Note) Figures in brackets indicate real estate for sale and real estate for sale in process with security interests reserved.

Liabilities corresponding to the foregoing
(Unit: million yen)
Short-term loans payable	4,798
Current portion of long-term loans payable	885
Advances received	146
Total	5,829

(2)	Investment securities furnished pursuant to the provisions of the Act on Assurance of Performance of Specified Housing Defect Warranties

Investment securities	¥313 million

(3)	Monetary claims and debts in relation to affiliated companies
(i)	Short-term monetary claims	¥16 million
(ii)	Short-term monetary debts	¥78 million

4.	Notes to Statements of Income

Trading volume with affiliated companies
Trading volume from sales transactions
•	Cost of sales	¥852 million
•	Selling, general and administrative expenses	¥8 million

Trading volume from non-sales transactions
•	Rent income	¥9 million

5.	Notes to Statements of Changes in Shareholders’ Equity

(1)	Issued and outstanding shares
Type of Shares	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares during the Current Fiscal Year	Reduction in the Number of Shares during the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common shares	65,688,000	—	—	65,688,000

(2)	Treasury shares
Type of Shares	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares during the Current Fiscal Year	Reduction in the Number of Shares during the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common shares	679	—	—	679

(3)	Dividends from reserves

(i)	Amount of dividends
A.	Dividend pursuant to resolution of the May 28, 2012 meeting of the board of directors
•	Type of shares	Common shares
•	Total dividend	¥2,299 million
•	Dividend per share	¥35
•	Record date	March 31, 2012
•	Effective date	June 27, 2012

B.	Dividend pursuant to resolution of the October 30, 2012 meeting of the board of directors
•	Type of shares	Common shares
•	Total dividend	¥328 million
•	Dividend per share	¥5
•	Record date	September 30, 2012
•	Effective date	December 5, 2012

(ii)	Dividends with a record date falling within the current fiscal year which have an effective date in the following fiscal year

The Company plans to resolve as follows at the May 31, 2013 meeting of the board of directors.

•	Type of shares	Common shares
•	Total dividend	¥2,299 million
•	Dividend per share	¥35
•	Record date	March 31, 2013
•	Effective date	June 28, 2013

(4)	Subscription rights to shares
Share Option Breakdown	Type of Shares Subject to Share Option	Number of Shares Subject to Share Option				Balance as of the End of the Current Fiscal Year
		Beginning of the Current Fiscal Year	Increase during the Current Fiscal Year	Decrease during the Current Fiscal Year	End of the Current Fiscal Year
2005 subscription rights to shares	Common shares	225,000	—	225,000	—	—
Total		225,000	—	225,000	—	—
(Note)	The reduction in 2005 subscription rights to shares during the current fiscal year is due to the expiration of the term for exercise of the subscription rights to shares.

6.	Notes on Deferred Tax Accounting

(1)	Breakdown of major causes for deferred tax assets

(i)	Current assets
(Unit: million yen)
Loss on valuation of real estate for sale	118
Denial of business tax payable	226
Denial of addition to provision for bonuses	206
Denial of accrued expenses	32
Addition of deposit gain to gross income	185
Others	174
Sub-total	944
Valuation allowance	—
Total	944

(ii)	Noncurrent assets
(Unit: million yen)
Depreciation excess amount	1
Allowance for retirement benefits	182
Accrued officer retirement benefits	8
Others	1
Sub-total	193
Valuation allowance	—
Total	193
Total deferred tax assets	1,138

7.	Notes on Leased Fixed Assets

Notes omitted because total value lease transactions is insignificant.

8.	Notes on Financial Instruments

(1)	Status of financial instruments

(i)	Policy for treatment of financial instruments
The Company only uses short-term deposits for the management of funds, and obtains financing in the form of loans from banks to predominantly fund the acquisition of land for business purposes.
The Company’s policy is to carry out derivatives transactions within the scope of the outstanding loan balance in order to mitigate the risk of future interest rate fluctuations, and no transactions are conducted for speculative purposes.

(ii)	Details of financial instruments, the risks and risk management system
Investment securities with a market value are comprised of national government bonds provided as security deposits, and are exposed to the risks of the issuer or the risk of market fluctuations. Investment securities without a market price and shares in affiliates are shares related to business or capital alliances with business partners. However, as they are securities without a fair market value they do not carry the risk of fluctuations in market prices. For these securities, the Company regularly obtains financial statements or other documents that can be used to ascertain the financial standing in order to confirm that there has been no change in the financial status of the counterparty and monitors the status of holdings on an ongoing basis.
Notes payable-trade and accounts payable for construction contracts, which are trade liabilities, have a payment deadline of less than one year and, although they are exposed to liquidity risks at the time of settlement, the Company manages liquidity risks through the timely preparation and updating of a funding plan and maintaining immediate liquidity.
Short-term loans payable and long-term loans payable are predominantly used to raise funds for the acquisition of land for business purposes. These loans payable mainly have variable interest rates and are therefore exposed to the risk of interest rate fluctuations. Interest rate fluctuation risk is managed by monitoring whether there are any significant changes in interest rates by preparing monthly interest rate fluctuation reports.

(iii)	Supplementary explanation regarding fair value of financial instruments
The fair value of financial instruments is calculated using the market value, or using reasonable calculations in the case where there is no market value.

(2)	Fair value of financial instruments

The value recorded in the balance sheets, fair value and the difference of the values as of March 31, 2013 are as follows. Please note that financial instruments that are recognized as highly difficult to determine market value are not included. (see Note 2)

(Unit: million yen)
		Value Recorded in the Balance Sheets	Fair Value	Difference
(1)	Cash and deposits	34,436	34,436	—
(2)	Investment securities	313	321	7
Total assets		34,749	34,757	7
(1)	Notes payable-trade	5,200	5,200	—
(2)	Accounts payable for construction contracts	12,649	12,649	—
(3)	Short-term loans payable	6,131	6,131	—
(4)	Current portion of long-term loans payable	885	884	(0)
(5)	Income taxes payable	2,705	2,705	—
Total liabilities		27,570	27,570	(0)
Derivatives transactions		—	—	—
Note 1.               Calculation of financial instrument fair value
Assets
(1) Cash and deposits
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(2) Investment securities
The fair value of bonds is evaluated using the statistical data indicated by the Japan Securities Dealers Association.

Liabilities
(1) Notes payable-trade, (2) Accounts payable for construction contracts, (3) Short-term loans payable and (5) Income taxes payable
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(4) Current portion of long-term loans payable
The fair value of loans is calculated by discounting by the expected interest rate, assuming that new loans were taken out for the same total principal and interest.

Note 2.               Financial instruments that are highly difficult to determine fair values
The ¥174 million of unlisted shares, etc. are not shown in the balance sheets because they have no market value, future cash flows cannot be calculated and it is recognized that it is highly difficult to determine their fair value.

Note 3.               Scheduled redemption amounts for monetary claims and investment securities with maturity dates
(Unit: million yen)
	Within One Year	More than One Year and Less than Five Years	More than Five Years and Less than Ten Years	More than Ten Years
Cash and deposits	34,422	—	—	—
Investment securities	—	—	89	223

9	Notes on Real Estate for Lease
Notes omitted because total value of real estate for lease is insignificant.

10.	Notes on Transactions with Related Parties
Directors and individuals who are major shareholders
Type of Shares	Name	Percentage of Voting Rights	Relationship	Details of Transactions	Amount (million yen)	Item	Balance as of the End of the Fiscal Year
Companies where directors or close relatives hold the majority of voting rights (including subsidiaries of such company)	DIARON Co., Ltd (Note 3)	—	Purchase of goods, etc. Officer holding concurrent posts	Purchase of goods, etc.	90	Accrued construction payments	8
Note 1.	Consumption tax is not included in the above amounts and is included in the balance as of the end of the fiscal year.
Note 2.	Transaction terms and policy for determining transaction terms
Terms for the purchase of goods, etc. are determined in the same way as terms for normal transactions.
Note 3.	The Company’s President and Representative Director, Yoichi Nishikawa, holds 68.8% of the voting rights.

11.	Notes on Per Share Information

(1)	Net assets per share	¥1,061.78
(2)	Net income per share	¥178.35

ID HOME CO., LTD.
 (Financial Statements, etc. for the Most Recent Fiscal Year
(Fiscal Year Ended December 31, 2012)

BUSINESS REPORT
(January 1, 2012 ~ December 31, 2012)

1.	Current State of Company
(1)	Business Status in Current Fiscal Year
(i)	Business Progress and Results
In the current fiscal year, Japan’s economy found support from reconstruction demand following the Great East Japan Earthquake, subsidies for eco-cars and other factors, but the downturn in the Euro-zone economy caused by the prolonged debt crisis in Europe, concerns over the slowing growth rate in emerging nations centering on China and India, a cooling in Japan–China relations, and prolonged appreciation of the yen and deflation had a negative effect in the latter half of the year resulting in slowdown of the economy.  While employment conditions are on a gradual recovery trend, unemployment remains high, and individual consumption, while showing some positive signs in the purchase of high-priced goods, remains low due to uneasiness concerning the future of employment and income conditions, and difficult conditions will persist.
In the real estate industry to which the Company belongs, we have also seen signs that home ownership and new projects for houses are picking up due to the continuation of low interest rates, tax cuts for home loans, the expansion of gift tax exemptions, the effects of other government policies and the reconstruction demand centered in the three prefectures devastated by the Great East Japan Earthquake.
Amid this business environment, we have become more selective in sites for detached housing sales, and have heightened our consciousness of the balance between procurement, construction projects and sales, as well as inventory turnover. We have also tightened maintenance and control of appropriate inventory levels in an effort to improve business efficiency and profitability.  At the same time, we have opened three new branches—the Chofu branch in February 2012 (Chofu City, Tokyo), the Nisshin branch in October 2012 (Nisshin City, Aichi Prefecture) and the Shonandai branch in November 2012 (Fujisawa City, Kanagawa Prefecture) —and the Company is expanding its business area.  In addition, we have started mounting solar power systems on some of the properties, and are making other efforts to supply market-oriented products and improve performance.  As such, the Company sold 2,954 units (up 26.7% year-on-year), and we exceeded last year’s results.
As a result thereof, in the current fiscal year the Company recorded of ¥68,936 million (up 24.3% year-on-year), operating income of ¥4,564 million (down 3.5% year-on-year), ordinary income of ¥4,369 million (down 2.8% year-on-year), and net income of ¥2,567 million (down 3.1% year-on-year).

Performance by segment is as follows.
(Detached Housing Sales Business)
In the detached housing sales business, our efforts to promote discriminating selection of sites, maintain appropriate inventory levels, tighten inventory control together with the opening of three new branches and the expansion of our business area, resulted in unit sales of 2,954 homes (up 26.7% year-on-year), sales of ¥68,603 million (up 24.4% year-on-year) and an operating income of ¥4,272 million (down 5.3% year-on-year).

(Other)
Other business recorded sales of ¥333 million (up 6.3% year-on-year) and operating income of ¥292 million (up 32.2% year-on-year).

In the next term, we expect that the government’s establishment of target prices to address deflation, the introduction of monetary easing by the Bank of Japan, overseas economic recovery and an increase in consumption prior to the increase of the consumption tax rate will have a positive economic effect, and we expect a gradual economic recovery.  However, uncertainties will persist concerning individual consumption and the employment environment.
In the real estate industry, we expect new housing projects to hold firm due to the home loan tax cuts, gift tax exemptions, other special measures and policies, the continuation of low interest rates for home loans, and a flurry of demand preceding tax increases.
Amid these circumstances, upon balancing supply and demand in each region and fully recognizing customer needs, we will strive to improve profitability by being more stringent in site selection and providing market-oriented products.  In addition, we will strengthen personnel training and improve our strength in construction and other technology to improve quality and productivity.  We will continue to open new business locations to expand our business area and build a base capable of long term growth to improve business efficiency and profitability.
Based on the foregoing, we forecast sales of ¥78,760 million (up 14.3% year-on-year), operating income of ¥5,275 million (up 15.6% year-on-year), ordinary income of ¥4,985 million (up 14.1 year-on-year) and net income of ¥2,847 million (up 10.9% year-on-year) in the next full business term.
Moreover, we do not expect any effects from the management integration with HAJIME CONSTRUCTION CO., LTD, Iida Home Max Co., Ltd., TOUEI HOUSING CORPORATION, TACT HOME CO., LTD., and ARNEST ONE CORPORATION through the establishment of a joint holding company which at present is scheduled to take place in November of 2013.

(ii)           Capital Investment
Capital investment carried out in the current fiscal year totaled ¥21 million.  The main purpose of this investment was to open new sales offices in order to advance into the Tokyo 23-Ward/downtown area, making business more efficient and strengthening sales in the Tokyo Metropolitan area, as well as to acquire vehicles and other equipment for the resulting increase in staff.

(iii)           Financing
Financing in the current fiscal year was in the form of loans from financial institutions, primarily to procure funds for the purchase of project sites.  The outstanding balance for short-term loans and long-term loans as of the end of the current fiscal year was ¥11,396 million.
Furthermore, we have entered into a commitment line agreement for ¥2,000 million with one bank to facilitate the efficient procurement of operating funds, and the total balance of executed loans under this agreement as of the end of this fiscal year is ¥861 million.

(2)           Status of Assets and Earnings
Classification	15th Term (Fiscal Year Ended December 31, 2009)	16th Term (Fiscal Year Ended December 31, 2010)	17th Term (Fiscal Year Ended December 31, 2011)	18th Term (Current FY) (Fiscal Year Ended December 31, 2012)
Sales (thousand yen)	33,463,615	45,263,583	55,470,590	68,936,527
Ordinary income (thousand yen)	2,092,934	4,912,035	4,495,332	4,369,102
Net income (thousand yen)	1,238,957	2,923,857	2,648,869	2,567,288
Net income per share (yen)	938.60	2,178.54	591.07	548.12
Total assets (thousand yen)	14,115,286	21,907,883	27,019,895	31,695,891
Net assets (thousand yen)	2,787,208	5,687,598	9,211,019	11,352,550
Net assets per share (yen)	2,094.31	4,169.13	1,992.48	2,395.80
(Notes)	1.
Net income per share is calculated based on the average total number of issued and outstanding shares during the year less the treasury stock, and net assets per share are calculated based on the total number of issued and outstanding shares as of the end of the year less the treasury stock.

2.
A one three-for-one stock split was conducted in the 17th Term on January 1, 2011.  In addition, the Company engaged in a capital increase by public offering with the listing of its shares on the Osaka Securities Exchange JASDAQ market (Standard) on March 15, 2011, and increased capital and capital reserves by ¥623,989,000 and ¥623,915,000 respectively through the exercise of share options.

(3)	Status of Parent Company and Key Subsidiary Companies
Not applicable.

(4)	Issues to be Addressed
With the Japanese economy on the path to recovery despite ongoing uncertainties as to the future, the Company is addressing the following issues.

(i)           Expansion of Sales Network
In order to supply homes in a wider area, the Company will continue to make efforts to expand its business area centering on the Tokyo Metropolitan area and the Tokai area where demand is expected to increase from first-time home buyers, that are the Company’s target customers.  At the same time, risk will be diversified by tipping the balance of regional supply and demand.

(ii)           Further Optimization of Business
Further attempts are being made to increase efficiency by regularly reviewing the flow of work from the acquisition of a project site through sales and after-sales service.  In addition, the shortening of the business cycle through optimization, the negotiation of prices in the procurement of materials and outsourcing and other cost cutting efforts are being addressed as issues that need our constant awareness.

(iii)           Expansion and Improvement of Business Segments
We are utilizing our track record and know-how built up through our detached housing sales business to create and strengthen remodeling and other businesses, and in the medium-term we are seeking to establish an organization capable of providing a wider range of housing services.

(iv)           Improvement and Strengthening of Organization
We will improve and strengthen our organization in order to address the above-stated issues, grow as a company and improve our performance.  We will continue to strengthen our audit system through collaboration between the internal audit office, statutory auditors and accounting auditors, and will ensure corporate compliance by raising each and every employee’s awareness of legal compliance.  In addition, we will actively secure human resources by hiring both new graduates and lateral employees. We will use in-house training to help employees perform their duties better, and we will engage in the appropriate allocation of human resources to create an organization capable of growing our business.

(v)           Management Integration Efforts
On December 25, 2012, the Company entered into a Letter of Intent Concerning Management Integration with HAJIME CONSTRUCTION CO., LTD, Iida Home Max Co., Ltd., TOUEI HOUSING CORPORATION, TACT HOME CO., LTD., and ARNEST ONE CORPORATION, and we are moving forward with concrete discussions aimed to realize future management integration.

(5)           Content of Primary Businesses (as of December 31, 2012)
The Company’s principal business is the detached housing sales business, and together with this it engages in condominium sales business, contract construction business and other business. The content of the various businesses is as follows.
(i)            Detached housing sales business
The Company’s detached housing sales business is engaged in the collection of land data, land plotting, building planning, land procurement, filing applications for the approval of developments, filing building certification applications, design outsourcing, construction arrangements (the Company manages construction), sales arrangements, after-sales works, maintenance and other work consistent therewith.
In the construction of buildings, all work other than the construction management in which the Company supervises construction (quality control, process control, cost control and safety control) is hired out piecemeal to several contractors.  This is done to control the schedule and costs, and to maintain and further improve quality.
With regard to sales, the Company does not have a sales department and it conducts sales by brokerage through local real estate firms with which it has entered into brokerage agreements.
First-time home buyers (young families who are purchasing their first detached home, people moving from condominiums, etc.) are the main target of these operations.  We strive to provide functional and high-quality living spaces.  We aim to provide housing that is secure and comfortable from the “customer’s perspective”, and is also highly functional.  We have developed projects mainly in the greater metropolitan area encompassing Tokyo, Saitama, Chiba and Kanagawa.  In February 2008 we opened our Nagoya branch office as a business location in the Tokai region, and have strengthened our detached housing sales business in this region.
Furthermore, as of December 31, 2012, we conducted business from 20 business locations.

(ii)           Condominium Sales Business
The Company’s condominium sales business is engaged in the collection of land data, location planning, building planning, land procurement, design outsourcing, dealing with neighbors, outsourcing construction to general contractors, sales arrangements and other work consistent therewith.  In 2007 we marketed under the brand name “ID SQUARE”, but started selling properties under name “LiGNAGE” from 2008.  In French this means “lineage”, and is symbolic of the fact that the Company will continue to sell condominiums worthy of our corporate philosophy: “continuing to provide ideal homes”.
Furthermore, at present we have halted new projects in this business.

(iii)           Contract Construction Business and Other Businesses
We are engaged in the contract construction of detached housing, and engage in referrals and the like when selling real estate.

Balance Sheets
(as of December 31, 2012)

(Unit: thousand yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	31,346,496	Current liabilities	19,589,728
Cash and deposits	7,501,822	Notes payable-trade	2,351,609
Accounts receivable - trade	22,510	Accounts payable for construction contracts	4,309,302
Real estate for sale	8,163,263	Short-term loans payable	11,304,700
Real estate for sale in process	13,319,683	Current portion of long-term loans payable	53,760
Costs on uncompleted construction contracts	1,918,209	Current portion of bonds	140,000
Supplies	179	Accounts payable	150,531
Advances	261,378	Accrued expenses	77,015
Prepaid expenses	48,320	Income taxes payable	1,070,693
Deferred tax assets	82,900	Advances received	89,300
Other	28,229	Deposits received	35,179
Noncurrent assets	349,394	Provision for bonuses	7,555
Property, plant and equipment	71,113	Other	80
Buildings	37,750	Noncurrent liabilities	753,612
Structures	3,231	Bonds	350,000
Vehicles	5,069	Long-term loans payable	37,700
Equipment	17,882	Provision for retirement benefits	56,222
Land	7,179	Provision for guarantee for after-care of construction	282,736
Intangible assets	20,874	Asset retirement obligations	26,954
Right of trademark	157	Total liabilities	20,343,340
Software	20,428	Net assets
Other	288	Shareholders’ equity	11,337,290
Investments and other assets	257,407	Capital stock	747,408
Investments in capital	5,110	Capital surplus	705,318
Investments in capital of affiliates	1,217	Legal capital surplus	705,318
Long-term prepaid expenses	13,310	Retained earnings	9,884,643
Deferred tax assets	135,395	Other retained earnings	9,884,643
Other	102,373	Retained earnings brought forward	9,884,643
		Treasury stock	(80)
		Subscription rights to shares	15,260
		Total net assets	11,352,550
Total assets	31,695,891	Total liabilities and net assets	31,695,891

Statements of Income
(from January 1, 2012 to December 31, 2012)
(Unit: thousand yen)
Item	Amount
Net sales
Revenue-real estate sales	68,559,733
Revenue-contract work	43,345
Other revenue of real estate	333,448	68,936,527
Cost of sales
Cost of real estate sales	60,500,529
Cost of contract work	33,618
Other cost	40,190	60,574,338
Gross profit		8,362,189
Selling, general and administrative expenses		3,797,618
Operating income		4,564,571
Non-operating income
Interest income	89
Dividends income	509
Penalty income	22,540
Income from safety cooperating association fee	21,968
Other	8,408	53,515
Non-operating expenses
Interest expenses	236,788
Bond interest	3,882
Other	8,312	248,983
Ordinary income		4,369,102
Income before income taxes		4,369,102
Income taxes-current	1,837,959
Income taxes-deferred	(36,145)	1,801,814
Net income		2,567,288

 Statements of Changes in Shareholders’ Equity
(from January 1, 2012 to December 31, 2012)

(Unit: thousand yen)
	Shareholders’ equity					Subscription rights to shares	Total net assets
		Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
	Capital stock	Legal capital surplus	Other retained earnings
			Retained earnings brought forward
Balance as of January 1, 2012	728,092	686,118	7,783,897	(36)	9,198,072	12,946	9,211,019
Changes of items during the period
Issuance of new shares	19,315	19,199			38,515		38,515
Dividends from surplus			(466,542)		(466,542)		(466,542)
Net income			2,567,288		2,567,288		2,567,288
Purchase of treasury stock				(44)	(44)		(44)
Net changes of items other than shareholders’ equity during the period						2,313	2,313
Total changes of items during the period	19,315	19,199	2,100,746	(44)	2,139,217	2,313	2,141,530
Balance as of December 31, 2012	747,408	705,318	9,884,643	(80)	11,337,290	15,260	11,352,550

Notes to Non-Consolidated Financial Statements

1.	Notes on Significant Accounting Policies

(1)	Valuation standards and method for assets
Valuation standards and method for inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts
Cost method using the specific identification method (book value devaluation based on reduction of profitability for the value in the balance sheets)
Supplies
Cost method based on last purchase cost (book value devaluation based on reduction of profitability for the value in the balance sheets)

(2)	Noncurrent asset depreciation method
(i)           Property, plant and equipment
The declining balance method is used; however, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.

Main service life Buildings and structures: Vehicles: Equipment:	7-15 years 2-4 years 4-20 years

(ii) Intangible assets The fixed amount method is used. For software (for internal use), this is based on the expected in-house possible period of use (five years).

(iii)	Lease assets
Please note that, in finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease transactions where the starting date of the lease is on or before December 31, 2008.

(3)	Standards for recording allowances

(i)           Provision for bonuses
Booked based on the amount expected to be paid for the current fiscal year to provide for the provision of bonuses to employees.

(ii)          Provision for retirement benefits
Booked based on the expected retirement benefits liabilities at the end of the fiscal year, to provide for the payment of employee retirement benefits.
The expected amount of retirement benefits is calculated using the compendium method (voluntary basis retirement benefits at the fiscal year end used as the retirement benefits liability).

(iii)         Provision for guarantee for after-care of construction
Booked based on estimated future compensation for completed construction to provide for compensation costs due to defect warranties for real estate sold.

(4)	Standards for recording significant revenue and costs

Standards for recording construction of completion and cost of completed work

The percentage of completion standard (cost-to-cost method is used to estimate the percentage of completion of the work) is applied for performance results that can be recognized as having certainty for the portion completed by the end of the fiscal year (excluding those with a very short construction schedule).
Other works are on a completion basis.

(5)	Other significant items on which financial statements are based

(i)	Treatment of deferred tax liabilities
Share issuance costs
All of the amount is recorded as costs upon the disbursement.
(ii)	Accounting treatment of consumption taxes
The tax exclusion method is used. Consumption taxes not subject to deductions, however, are recorded as costs in the fiscal year during which it is incurred.

(6)	Changes to accounting policies

Application of the Accounting Standard for Earnings Per Share, etc.

From the current fiscal year the “Accounting Standard for Earnings Per Share” (ASBJ Statement No. 2 announced on June 30, 2010) and “Guidance on Accounting Standard for Earnings Per Share” (ASBJ Guidance No. 4 announced on June 30, 2010) are applied.
Please note that this change has had no impact on the net income per share.

Change in depreciation method in association with accounting changes, etc.

In association with reforms to the Corporation Tax Act, the depreciation and amortization method for buildings, plants and equipment acquired on or after April 1, 2012 was changed to a method based on the amended Corporation Tax Act. This change had a minor impact on the profit and loss for the fiscal year.

(7)	Additional information

Application of the Accounting Standard for Accounting Changes and Error Corrections, etc.

Accounting Standard for Accounting Changes and Error Corrections (ASBJ Statement No. 24 announced on December 4, 2009) and the Guidance on Accounting Standard for Accounting Changes and Error Corrections (ASBJ Guidance No. 24 announced on December 4, 2009) apply to accounting changes taking place on or after the beginning of the fiscal year and corrections of past errors.

2.	Notes to the Balance Sheets

(1)	Assets furnished as collateral and debt with security interests

(i)	Assets furnished as collateral
(Unit: thousand yen)
Real estate for sale	3,873,299
Real estate for sale in process	9,161,620
Total	13,034,919

(ii)	Debt with security interests

Short-term loans payable	¥11,047,100 thousand

(2)	Total accumulated depreciation on property, plant and equipment
  ¥120,620 thousand
3.	Notes to Statements of Income

Not applicable

4.	Notes to Statements of Changes in Shareholders’ Equity

(1)	Total numbers of issued and outstanding shares
Type	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares during the Current Fiscal Year	Reduction in the Number of Shares during the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common shares	4,616,400	115,800	—	4,732,200
(Note)	The increase in the total number of issued and outstanding shares is due to an increase by 115,800 shares due to the exercise of subscription rights to shares.

(2)	Numbers of treasury shares
Type	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares during the Current Fiscal Year	Reduction in the Number of Shares during the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common shares	17	23	—	40
(Note)	The increase in treasury shares is due to an increase by 23 shares due to the purchase of shares of less than one unit.

(3)	Dividends from surplus distributed during the current fiscal year

Resolution	Type	Total Dividend (thousand yen)	Dividend per Share (yen)	Record Date	Effective Date
March 28, 2012 Ordinary General Meeting of Shareholders	Common shares	230,819	50	December 31, 2011	March 29, 2012
August 10, 2012 Meeting of the Board of Directors	Common shares	235,723	50	June 30, 2012	September 10, 2012

(4)	Dividends from surplus distributed after the end of the fiscal year

Scheduled Resolution	Type	Source	Total Dividend (thousand yen)	Dividend per Share (yen)	Record Date	Effective Date
March 28, 2013 Ordinary General Meeting of Shareholders	Common shares	Retained earnings	246,072	52	December 31, 2012	March 29, 2013

(5)	Number of shares subject to subscription rights to shares
The 5th subscription rights to shares pursuant to resolution of the Ordinary General Meeting of Shareholders held on March 27, 2009: 46,800 shares of common shares

5.	Notes on Deferred Tax Accounting

Breakdown of major causes for deferred tax assets and deferred tax liabilities

Deferred tax assets
(Unit: thousand yen)
Denial of land appraisal loss	3,482
Denial of accounts payable for construction contracts	8,910
Denial of accounts payable	574
Denial of accrued expenses	425
Denial of business tax payable	73,956
Allowance for bonuses	2,871
Provision for guarantee for after-care of construction	107,467
Provision for retirement benefits	20,036
Long term accounts payable	1,567
Denial of share-based remuneration expenses	330
Others	8,281
Total deferred tax assets	227,905
Deferred tax liabilities
Advance payment of labor insurance premiums	(1,362)
Others	(8,247)
Total deferred tax liabilities	(9,610)
Net deferred tax assets	218,295

6.	Notes on Leased Fixed Assets

For finance leases not involving the transfer of ownership, the ordinary method for lease transactions is used for lease transactions where the starting date of the lease is on or before December 31, 2008. However, notes have been omitted as there are no lease agreements with an individual total rent of ¥3,000 thousand or more.

7.	Notes on Financial Instruments

(1)	Status of financial instruments

(i)	Policy for treatment of financial instruments
The Company only uses safe and secure financial instruments, such as deposits, for the management of finances, and obtains financing in the form of loans from banks or issuance of bonds.

(ii)	Details of financial instruments, the risks and risk management system
Most of notes payable-trade and accounts payable for construction contracts that are trade liabilities have a payment deadline of less than three months. Short-term loans payable are predominantly used to raise funds for the acquisition of land for sale and long-term loans payable are used to raise funds for capital investment and operating funds. Bonds are also used to raise funds for operating funds. Loans payable with variable interest rates are exposed to the risk of interest rate fluctuations. However, the Company basically limits its borrowings to low-risk short-term loans.
Income taxes payable (accrued income tax, inhabitant’s tax and business tax) predominantly have a payment deadline within two months.
Additionally, these liabilities carry liquidity risks (the risk that payment cannot be made on the payment date). The Company manages this liquidity risk by means including preparation of a funding plan.

(2)	Fair value, etc. of financial instruments

The value recorded in the balance sheets, fair value and the difference of the values as of December 31, 2012 are as follows:
(Unit: thousand yen)
		Value Recorded in the Balance Sheets	Fair Value	Difference
(1)	Cash and deposits	7,501,822	7,501,822	—
Total assets		7,501,822	7,501,822	—
(1)	Notes payable-trade	2,351,609	2,351,609	—
(2)	Accounts payable for construction contracts	4,309,302	4,309,302	—
(3)	Short-term loans payable	11,304,700	11,304,700	—
(4)	Current portion of long-term loans payable	53,760	54,023	263
(5)	Current portion of bonds	140,000	140,276	276
(6)	Income taxes payable	1,070,693	1,070,693	—
(7)	Bonds	350,000	352,161	2,161
(8)	Long-term loans payable	37,700	38,140	440
Total liabilities		19,617,766	19,620,908	3,142

Notes               Calculation of financial instrument fair value
Assets
(1) Cash and deposits
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.

Liabilities
(1) Notes payable-trade, (2) Accounts payable for construction contracts, (3) Short-term loans payable and (6) Income taxes payable
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(4) Current portion of long-term loans payable and (8) Long-term loans payable
The fair value of long-term loans payable is calculated by discounting the expected interest rate, assuming that new loans were taken out for the same total principal and interest.
(5) Current portion of bonds and (7) Bonds
As there is no market value for the fair value of bonds, it is calculated by discounting the expected interest rate assuming that the bonds were issued with the same total principal and interest.

8.	Notes on Real Estate for Lease

Not applicable

9.	Notes on Equity Method Income

Notes omitted because it is not significant when viewed from the perspective of profit (loss) of affiliated companies.

10.	Notes on Transactions with Related Parties

Not applicable

11.	Notes on Per Share Information

(1)	Net assets per share	¥2,395.80
(2)	Net income per share	¥548.12

12.	Significant Subsequent Events

Not applicable

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements that reflect the six companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the six companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.